As filed with Securities and Exchange Commission on December 14, 2000

                                          Registration Statement No. 333-_______
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------
                                   Form SB-2
            Registration Statement Under The Securities Act of 1933
                            ----------------------
                           Penn Mar Bancshares, Inc.
                (Name of Small Business Issuer in its Charter)

          Maryland                              6021                        52-2196765
(State or Other Jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)      Identification Number)

                             135 East Main Street
                          Westminster, Maryland 21157
                                 410-848-4460
(Address and telephone number of principal executive offices and principal place of business)


   J. Geoffrey Sturgill, Jr., Chairman and                           Copies To:
                 President                                 Melissa Allison Warren, Esquire
          Penn Mar Bancshares, Inc.                      Frank C. Bonaventure, Jr., Esquire
            135 East Main Street                           Ober, Kaler, Grimes & Shriver
         Westminster, Maryland 21157                         A Professional Corporation
                410-848-4460                                  120 E. Baltimore Street
                                                             Baltimore, Maryland 21202
                                                                    410-347-7684

           (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE

                                  Dollar          Proposed      Proposed maximum
   Title of each class of      amount to be       maximum           aggregate         Amount of
 securities to be registered    registered     offering price    offering price    registration fee
                                                  per unit
Common Stock, $0.01 par         1,000,000          $10.00         $10,000,000           $2,640
 value                            Shares

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                Subject To Completion, Dated December 14, 2000

                           500,000 Shares (Minimum)
                          1,000,000 Shares (Maximum)

                           Penn Mar Bancshares, Inc.
                                 Common Stock
                               $10.00 Per Share
                        ___________________________

     This is an initial public offering of shares of common stock of Penn Mar Bancshares, Inc. We are offering these shares to fund the start-up of a new Maryland state-chartered commercial bank. The offering price will be $10.00 per share. We will not apply for listing of the common stock on any stock exchange or on The Nasdaq Stock Market. No public market currently exists for our common stock .

     Because we are selling these shares on a best efforts, minimum/maximum basis, we will not sell any shares unless we receive subscriptions for at least 500,000 shares and obtain regulatory approvals to begin banking operations. Until we receive subscriptions for 500,000 shares and final regulatory approvals to open the new bank, investors' money will be deposited in an escrow account with Atlantic Central Bankers Bank. The minimum share purchase is 1,000 shares, although we may permit smaller purchases at our discretion. This offering will end on [3 months after effective date], or earlier if we sell all of the shares before that date. In addition, we have the option to extend the offering until [3 months after date in last sentence]. We will not extend the offering beyond______________.

                        ___________________________
     Investing in the common stock involves substantial risk. You should read carefully the section called "Risk Factors" beginning on page 3 of this Prospectus.

     We will not engage a broker-dealer to sell the common stock in this offering. Therefore, we will receive all of the offering proceeds without deducting any commissions or fees.

                                                            Per            Total              Total
                                                           Share          Minimum            Maximum
                                                        -----------     ------------       -----------
Public Offering Price................................      $10.00        $5,000,000        $10,000,000
Underwriting Discounts and Commissions...............      None          None              None
Proceeds to Penn Mar Bancshares, Inc.................      $10.00        $5,000,000        $10,000,000

                          __________________________________________

     The common stock does not represent a deposit account or other obligation of our proposed banking subsidiary. The common stock is not and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is ___________

RED HERRING LEGEND:

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              PROSPECTUS SUMMARY


     Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the entire Prospectus, including the information under "Risk Factors," before making any decision to buy our common stock.

             Penn Mar Bancshares, Inc. and Penn Mar Community Bank

     Penn Mar Bancshares, Inc. was incorporated in Maryland on October 7, 1999, to operate as a bank holding company. Subject to regulatory approvals, we will use at least $5,000,000 of the net proceeds of this offering to purchase all of the shares of the common stock of a proposed Maryland state-chartered commercial bank to be named Penn Mar Community Bank.

     A group of individuals active in business, professional, banking, financial and charitable activities in Carroll, Frederick, and Howard Counties in Maryland and in Southern Pennsylvania are organizing Penn Mar Community Bank because they believe that the banking needs of certain segments of these communities are not being served adequately by existing banks. In particular, Penn Mar Community Bank will emphasize meeting the banking needs of small and mid-sized businesses, the owners of these businesses and their employees and business professionals. Penn Mar Community Bank has not yet opened and will not do so unless we complete this offering and obtain the approvals of the Maryland State Commissioner of Financial Regulation, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

     We anticipate that Penn Mar Community Bank will open in the second quarter of 2001, although we may encounter any number of delays. The main office of Penn Mar Bancshares, Inc. is located at 135 East Main Street, Westminster, Maryland 21157, and our telephone number is (410) 848-4460. Penn Mar Community Bank proposes to establish its main banking office in Westminster, Maryland at 309 Woodward Road, Westminster, Maryland 21157. In addition, Penn Mar Community Bank may establish a branch office in Frederick, Maryland. See "Proposed Business of Penn Mar Bancshares, Inc." and "Proposed Business of Penn Mar Community Bank" for more information about us, our proposed banking subsidiary and our business plans.

                         The Offering


Shares Offered           Minimum of 500,000 and maximum of 1,000,000 shares of
                         common stock. We must receive acceptable subscriptions for a minimum of 500,000 shares and obtain regulatory approvals to open the new bank before we will sell any shares in this offering.

Subscription Price       $10.00 per share.

Termination Date         [3 months after effective date], unless we terminate
                         the offering earlier or extend it to a date not later than [3 months after first date].

Minimum Subscription     1,000 shares ($10,000), although we may permit smaller
                         subscriptions at our discretion.

Maximum Subscription     Twenty percent (20%) of the total number of shares sold
                         in the offering. If an entity will own five percent
                         (5%) or more or an individual will own ten percent
                         (10%) or more of the common stock outstanding after the offering, the entity or individual must file certain information or applications with bank regulatory agencies prior to purchasing shares in the offering. We may reduce or reject, in whole or in part, any subscription at our sole discretion. See "The
                         Offering."

Gross Proceeds of the
Offering $5,000,000 if the minimum number of shares are subscribed. $10,000,000 if the maximum number of shares are subscribed.

Use of Proceeds          We will use at least $5,000,000 of the proceeds of this
                         offering to purchase all of the shares of common stock of Penn Mar Community Bank. If we do not contribute additional proceeds to Penn Mar Community Bank upon closing of the offering, we will invest those funds in insured bank deposits and/or short-term U.S. government and agency securities until we use those funds for corporate purposes or to make future contributions to Penn Mar Community Bank's capital.


                         Penn Mar Community Bank will spend the funds received from Penn Mar Bancshares, Inc. to furnish and equip facilities for Penn Mar Community Bank and for working capital and general corporate purposes of Penn Mar Community Bank. See "Use of Proceeds."


                                  Risk Factors

     An investment in the common stock involves substantial risk. You should carefully read the section called "Risk Factors."

                                 RISK FACTORS


     An investment in the common stock involves substantial risks. You should carefully read the following, together with the other information in this Prospectus, before making a decision to purchase the common stock.

     We Have No Operating History Upon Which To Evaluate Our Future Success, And We Do Not Expect To Be Profitable Initially. Penn Mar Bancshares, Inc. and Penn Mar Community Bank are in the process of organization and neither has any prior operating history. Our profitability will depend on the results of operations of our principal asset, Penn Mar Community Bank. We expect that Penn Mar Community Bank will incur operating losses during its initial years of operation and may not achieve profitability, if at all, for at least two years. If we decide to open additional offices, that decision may further delay profitability because of the increased expenses of expansion and because the new offices may not enhance our results of operations as anticipated.

     We Will Depend Heavily On Our Key Personnel, Including J. Geoffrey Sturgill, Jr. Kevin P. Huffman And Daniel E. Dutterer, And Our Business Could Suffer If Something Were To Happen To Any Of These Officers Or If Any Of Them Were To Leave. Mr. Sturgill is the president and chairman of the board of directors of Penn Mar Bancshares, Inc. and will be the secretary, treasurer, and chairman of the board of directors of Penn Mar Community Bank. Mr. Huffman is the vice president and secretary of Penn Mar Bancshares, Inc. and will be the president and chief executive officer of Penn Mar Community Bank. Mr. Dutterer is the treasurer of Penn Mar Bancshares, Inc. and will be the vice president of Penn Mar Community Bank. All three of these individuals will provide valuable services to us and would be difficult to replace. In addition, we expect these officers will develop business and maintain customer relationships. If any of these individuals were to leave for any reason, our business could suffer.

     Our Lending Strategy Involves Risks Resulting From Our Choice Of Loan Portfolio. We expect that Penn Mar Community Bank's loan portfolio will be made up largely of commercial business loans and commercial real estate loans for owner-occupied properties. Penn Mar Community Bank will also offer construction loans, consumer loans and mortgage loans for owner-occupied residential properties, although we expect that some of the residential mortgage loans may be sold in the secondary market. Commercial business and commercial real estate loans generally carry a higher degree of credit risk than do residential mortgage loans because of several factors including larger loan balances, dependence on the successful operation of a business or a project for repayment, or loan terms with a balloon payment rather than full amortization over the loan term. See "Proposed Business of Penn Mar Community Bank--Loan Portfolio" for more information about our proposed loan portfolio and the associated lending risks.

     Future Provisions For Loan Losses Could Adversely Affect Our Results Of Operations. Penn Mar Community Bank will maintain an allowance for loan losses to provide for possible loan defaults and nonperformance. The allowance will be based on, among other things, prior experience with loan losses and an evaluation of the risks in the current portfolio. Because Penn Mar Community Bank is a new bank with no prior loan experience, future adjustments may be necessary if economic, operating and other conditions differ substantially from the assumptions used in making the initial allowance determinations. In addition, we anticipate that Penn Mar Community Bank's allowance for loan losses will increase in the future as it expands its lending activities. Also, regulatory agencies may require Penn Mar Community Bank to add to the allowance based on their judgments when they conduct examinations of Penn Mar Community Bank.

     We Cannot Guarantee That Our Main Branch Building Will Be Completed Or That We Will Be Able to Build the Frederick, Maryland Branch. 309 Woodward, LLC, a company owned by five of our directors, has entered into a construction contract for the construction of a 4,500 square foot building which will house our executive offices and main bank branch. As of the date of this Prospectus [describe status of construction]. There can be no assurance that the bank building will be completed or that construction will proceed without delay. In addition, we have entered into a lease with Riverside Development, LLC, a company owned by one of our directors, for a parcel of land in Frederick, Maryland, upon which we intend to build the Frederick branch of Penn Mar Community Bank. However, we will not have funds sufficient to build the Frederick branch if we do not raise at least $7,000,000 in this offering. In addition, neither we nor Riverside Development, LLC has entered into a construction contract for the construction of a banking facility on the Frederick property, and no assurance can be given that a contract can be obtained on terms favorable to us or that construction of a branch building can be completed. If we are not able to complete our main branch in a timely manner, our start up operations and growth will be slower. Further, if we are not able to open a Frederick branch, our growth strategies will not be realized.

     We Cannot Guarantee That Our Expansion Strategies Will Be Successful. We may expand our business in the future by opening additional offices in strategic market locations outside of Carroll County, Frederick County, and Howard County in Maryland and Southern Pennsylvania and will consider other opportunities when they arise. At this time, we have not identified any new market locations or other opportunities. Our success in expanding our business will depend on, among other things, our ability to obtain regulatory approvals, our access to capital, our ability to manage growth and our ability to attract and train qualified employees. We cannot guarantee that we will be able to do any of these things. See "Proposed Business of Penn Mar Community Bank" for more information about our business plans.

     Government Regulation Might Negatively Impact Our Operating Results. Penn Mar Bancshares, Inc. and Penn Mar Community Bank will operate in a highly regulated environment and will be subject to examination, supervision and comprehensive regulation by federal and state regulatory agencies. Banking regulations, designed primarily for the safety of depositors, may limit the growth of Penn Mar Community Bank and the return to investors by restricting activities such as the payment of dividends; mergers with, or acquisitions by, other institutions; investments; loans and interest rates; interest rates paid on deposits and the creation of branch offices. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See "Supervision and Regulation" for more information about applicable banking regulations.

     Our Lending Limit May Limit Our Growth. We will be limited in the amount we can loan to a single borrower by the amount of Penn Mar Community Bank's capital. Specifically, under current law, we may lend up to 15% of Penn Mar Community Bank's unimpaired capital and surplus to any one borrower. Furthermore, until Penn Mar Community Bank is profitable, our capital will decrease which will result in a decrease to our lending limit. Our lending limit will be significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our lending limit to do business with us. We intend to accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy may not succeed.

     Penn Mar Community Bank Will Face Substantial Competition Which Could Adversely Affect Our Growth And Operating Results. Penn Mar Community Bank will operate in a competitive market for financial services and will face intense competition from other financial institutions both in making loans and in attracting deposits. Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and lending limits than will Penn Mar Community Bank, and are able to offer certain services that Penn Mar Community Bank will not be able to offer. See "Proposed Business of Penn Mar Community Bank-- Competition" for more information about competition in our market area.

     Penn Mar Community Bank's Ability To Compete May Suffer If It Cannot Take Advantage Of Technology Because It Will Not Have A Large Branch Network. Our business strategy relies less on our customers' access to a large branch network and more on access to technology and personal relationships. Further, the market for financial services is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, PC banking with Internet access, telephone banking, debit cards and so-called "smart" cards. Our ability to compete successfully may depend on the extent to which we can take advantage of technological changes and the extent to which our customers embrace technology to do their banking transactions. More information about our plans to provide these types of services appears under the caption "Proposed Business of Penn Mar Community Bank--Other Banking and Financial Services."

     Our Board Of Directors Established An Arbitrary Offering Price, Which May Not Reflect The Value Of An Investment In Our Stock. Our board of directors arbitrarily determined the offering price of the shares offered by this Prospectus. We did not engage an independent investment banking firm to assist in determining the offering price. The $10.00 per share price bears no relationship to the assets, earnings, book value or other established measures of value of Penn Mar Bancshares, Inc. or Penn Mar Community Bank. In fixing the price, the board considered primarily the subscription prices of securities offered by other newly organized financial institutions and bank holding companies.

     We Do Not Intend To Pay Dividends In The Foreseeable Future. Penn Mar Community Bank will be the wholly owned subsidiary of Penn Mar Bancshares, Inc. and, initially, will be our principal source of revenue. We anticipate that Penn Mar Community Bank will incur losses during its initial phase of operations, and we do not expect to pay any dividends for the foreseeable future. Even if Penn Mar Community Bank and Penn Mar Bancshares, Inc. have earnings in an amount sufficient to pay dividends, we intend to reinvest earnings for the purpose of funding the growth of Penn Mar Bancshares, Inc. and Penn Mar Community Bank. See "Dividend Policy" and "Supervision and Regulation--State Bank Regulation-- Dividends" for information about factors affecting our ability to pay dividends.

     If We Don't Sell The Minimum Offering Or Obtain Regulatory Approvals Necessary to Open Penn Mar Community Bank, You Will Have Lost The Use Of Your Subscription Funds While They Are Held In Escrow. The common stock is being sold through certain directors and officers of Penn Mar Bancshares, Inc. No broker-dealer will assist us in the offering. Because the offering is not underwritten, the sale of the minimum number of shares is not guaranteed. If the minimum number of shares is not subscribed for, or if we are unable to obtain regulatory approvals necessary to open Penn Mar Community Bank, subscriber funds will be returned with interest, but subscribers will have lost the ability to invest their funds in a higher yielding investment during the offering.

     We May Not Be Successful In Establishing A New Bank. As a newly organized institution we rely on our officers and directors to locate and establish appropriate facilities for Penn Mar Community Bank, hire staff, develop and implement marketing and business development strategies and identify and evaluate potential lines of business in addition to Penn Mar Community Bank's core commercial banking functions. The Board of Directors and officers will have substantial discretion in these matters, and we cannot guarantee that they will be successful in establishing a new bank in a competitive market.

     We Do Not Expect That Our Stock Will Have An Active Trading Market. While the common stock will be freely transferable by most investors in this offering immediately upon issuance, we do not anticipate an active market for trading following this offering. You should only invest in the common stock if you have a long-term investment objective. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. At this time, we do not intend to list the common stock on any national securities exchange or on The Nasdaq Stock Market. See "The Offering--Limited Market for Shares" for more information about trading of our shares.

     Penn Mar Bancshares, Inc. Management And Their Affiliates May Have The Power To Block Certain Stockholder Approvals. The directors and officers currently own 91,346 shares of common stock. The directors and officers will own approximately 18.27% of the shares if the minimum number of shares is sold and approximately 9.13% of the shares if the maximum number of shares is sold. Although the directors and officers do not anticipate purchasing shares in the offering, directors and officers or persons related or affiliated with them may purchase additional shares in the offering and may purchase shares upon the exercise of warrants or options which have or may be granted to them. If more than 20% of the shares outstanding after the offering are held by directors, officers and their affiliates, then this group could, by voting against a proposal submitted to stockholders, block the approval of any proposal which requires the affirmative vote of 80% of the stockholders. Those proposals include certain business combinations and charter amendments. See "Description of Capital Stock" for more information about stockholder voting and other charter provisions.

     Because Provisions Of Our Charter and Bylaws May Have The Effect Of Making It Difficult For Existing Stockholders Or An Acquiror Of Our Stock To Remove Existing Management, Stockholders May Not Be Able To Remove Directors With Whom They Disagree And May Not Have The Opportunity To Receive A Premium For Their Shares As Part Of A Takeover Transaction. Our charter and bylaws provide that at the first annual meeting of stockholders, the directors will be divided into three classes with each director, after an initial phase in period, serving for a period of three years. Our charter and bylaws also provide that a director may only be removed by the affirmative vote of 80% of the votes entitled to be cast, and

Maryland law provides that our directors may only be removed for cause. As a result of these provisions, stockholders would not be able to remove existing management even if the stockholders were dissatisfied with the conduct of management, and acquirors of more than a majority of Penn Mar Bancshares, Inc.'s common stock would not immediately be able to replace existing management with their own nominees.

     If We Issue Additional Stock In The Future, Your Percentage Of Ownership Of Penn Mar Bancshares, Inc. Will Be Reduced. As a stockholder of Penn Mar Bancshares, Inc., you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock. This means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage ownership. In addition, if we sell additional shares in the future, it is possible that those shares may be issued on terms more favorable than the terms of this offering.

     The Exercise Of Warrants And Stock Options Will Cause Dilution And May Adversely Affect The Value Of The Common Stock. We have issued to purchasers in the organizational offering warrants to purchase one share of common stock at $10.00 per share for every one share that they purchased in the organizational offering. Because 91,346 shares of common stock were purchased in the organizational offering, we issued warrants to purchase 91,346 shares of common stock. In addition, after the offering, we intend to adopt a stock option plan, which will permit us to grant options to our officers, directors and employees. The exercise of warrants or options would dilute your ownership interest in Penn Mar Bancshares, Inc. See "Certain Transactions" for more information about the warrants and options.

     Some of the information in this Prospectus may include "forward-looking statements." These statements use words such as "may," "will," "expect," "anticipate," "plan," "estimate" or similar words, and they discuss our future expectations, projections of financial results or strategies that are subject to risks and uncertainties. When you read a forward-looking statement, you should keep in mind the risk factors described above and any other information contained in this Prospectus, which identifies a risk or uncertainty. Our actual results and the actual outcome of our expectations and strategies could be different from what we have described in this Prospectus because of these risks and uncertainties.

     PENN MAR BANCSHARES, INC. AND PENN MAR COMMUNITY BANK

     Penn Mar Bancshares, Inc. was incorporated under the laws of the State of Maryland on October 7, 1999 to operate as a bank holding company. We will file an application with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for approval to become a bank holding company pursuant to the Bank Holding Company Act of 1956, and to purchase all of the capital stock to be issued by Penn Mar Community Bank.

     We have filed an application to organize Penn Mar Community Bank with the Maryland State Commissioner of Financial Regulation (the "Commissioner"). The application assumes the sale of all of the shares of Penn Mar Community Bank's common stock to Penn Mar Bancshares, Inc. for an aggregate price of $5,000,000. Depending on the amount of money we raise in the offering in excess of the minimum offering, we may purchase additional shares of common stock of Penn Mar Community Bank, or otherwise contribute additional proceeds to Penn Mar Community Bank, or retain a portion of the additional proceeds in Penn Mar Bancshares, Inc. See "Use of Proceeds." Penn Mar Community Bank will file an application for insurance of its deposits with the Federal Deposit Insurance Corporation ("FDIC"), and will file an application with the Federal Reserve Board to become a member of the Federal Reserve System.

     We anticipate that Penn Mar Community Bank will open in the second quarter of 2001. However, our ability to meet the targeted opening date depends upon a number of factors, which may be beyond our control, including the timely completion of this offering and the receipt of approvals by the bank regulatory agencies. Any delay in the commencement of operations could increase the estimated pre-opening expenses of Penn Mar Community Bank.

     Penn Mar Bancshares, Inc. and Penn Mar Community Bank have not commenced active business operations and neither will do so unless this offering is successfully completed and Penn Mar Community Bank meets the conditions of the Commissioner to commence the business of banking and of the FDIC to receive deposit insurance. Penn Mar Bancshares, Inc. also must obtain approval from the Federal Reserve Board to become a bank holding company. Lastly, Penn Mar Community Bank must obtain approval from the Federal Reserve Board to become a member of the Federal Reserve System.


                                 THE OFFERING

General


     We are offering for sale a minimum of 500,000 and a maximum of 1,000,000 shares of common stock at a price of $10.00 per share. No shares will be sold unless we receive acceptable subscriptions for a minimum of 500,000 shares and we obtain final approvals from bank regulators to begin banking operations.

     We must receive subscriptions to purchase shares no later than 5:00 p.m., Eastern time, on [3 months after the effective date], unless we elect to terminate or extend the offering. We reserve the right to terminate the offering at any time prior to __________, or to extend the expiration date to _____________. Investors must subscribe to purchase a minimum of 1,000 shares (for a minimum investment of $10,000), subject to our right to permit smaller subscriptions at our discretion. If an entity will own five percent (5%) or more or an individual will own ten percent (10%) or more of the common stock outstanding after the offering, the entity or individual must file certain information or applications with bank regulatory agencies prior to purchasing shares in the offering.

     We will not engage a broker-dealer and will not pay any underwriting discounts or commissions for the sale of the shares. Directors and officers of Penn Mar Bancshares, Inc. will solicit subscriptions from prospective stockholders. The directors and officers will not receive any special compensation for such services but will be reimbursed for reasonable expenses.

Method of Subscription

     If you wish to purchase shares, you must complete and sign the Subscription Agreement accompanying this Prospectus and deliver the completed Subscription Agreement to Penn Mar Bancshares, Inc. prior to the termination date of the offering, together with payment in full of the subscription price of all shares subscribed for. Such payment must be by check or bank draft drawn upon a U.S. bank, payable to "Atlantic Central Bankers Bank, Escrow Agent for Penn Mar Bancshares, Inc." If you wish to wire funds to our escrow account, you may call Penn Mar

Bancshares, Inc. at (410) 848-4460 to obtain wiring instructions. If paying by uncertified personal check, you should allow at least five business days prior to the termination date for the funds to clear.

     We will deposit all funds in the Penn Mar Bancshares, Inc. escrow account. Pending closing of the offering, funds will be invested in bank accounts, short-term certificates of deposit or short-term securities issued or guaranteed by the United States government.

     The address to which Subscription Agreements and payment of the subscription price should be delivered is:

                           Penn Mar Bancshares, Inc.
                             135 East Main Street
                          Westminster, Maryland 21157
                     Attention: J. Geoffrey Sturgill, Jr.
                         Telephone No.: (410) 848-4460


     We recommend that you send your Subscription Agreement and payment by registered mail, return receipt requested, and allow a sufficient number of days for delivery and clearance of payment prior to the termination date of the offering.

     THE FULL SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED FOR MUST BE INCLUDED WITH THE SUBSCRIPTION AGREEMENT. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT THE SUBSCRIPTION.

Escrow Account; Return of Funds Upon Failure to Complete the Offering or Upon Liquidation

     We established an escrow account at Atlantic Central Bankers Bank, Camp Hill, Pennsylvania, for deposit of all subscription funds. Atlantic Central Bankers Bank is a state chartered banker's bank subject to examination and regulation by the Department of Banking of the Commonwealth of Pennsylvania. Subscription funds may be invested temporarily in bank accounts, short-term certificates of deposit or short-term securities issued or guaranteed by the United States government. If the offering is not completed for any reason, all subscription funds will be returned to investors together with their respective pro-rata share of any interest earned on the subscription funds.

     Penn Mar Bancshares, Inc. does not have the right to break escrow, receive the funds in the escrow account and issue shares of common stock to subscribers until we receive acceptable subscriptions for 500,000 shares and all necessary regulatory approvals for Penn Mar Community Bank to open for business.

     We cannot guarantee that Penn Mar Community Bank will receive final approval from all applicable regulatory agencies to commence business. If Penn Mar Community Bank does not receive final approval from all applicable regulatory agencies to commence business or if the minimum offering is not sold, all subscription funds will be returned to investors together with their respective pro-rata share of any interest earned on the subscription funds.

Acceptance, Cancellation and Refunding of Subscriptions

     Although subscribers may not revoke their subscriptions, Subscription Agreements are not binding on us until we accept them and we authorize the release of offering proceeds from escrow. We reserve the right to reject, at our sole discretion, any Subscription Agreement or to allot a smaller number of shares than the number for which a person has subscribed. In addition, we reserve the right to cancel any subscription, for any reason in our sole discretion, before we authorize the release of offering proceeds from escrow. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed or otherwise, we may take into account the order in which subscriptions were received; a subscriber's potential to do business with, or to direct customers to, Penn Mar Community Bank; our desire to have a broad distribution of stock ownership; and legal or regulatory restrictions.

     If we reject all or a portion of any subscription, or if we cancel all or a portion of any subscription before offering proceeds are released from escrow, the escrow agent will promptly refund to the subscriber the amount submitted, or the rejected or canceled portion thereof, without interest or deduction. If for any reason the offering is not completed, all subscription funds will be promptly refunded to subscribers together with their respective pro-rata share of any interest earned on the subscription funds. After all refunds have been made, the escrow agent, Penn Mar Bancshares, Inc., Penn Mar Community Bank and their respective directors, officers and agents will have no further liability to subscribers.

     Certificates representing shares duly subscribed and paid for will be issued by Penn Mar Bancshares, Inc. as soon as practicable after funds are released to Penn Mar Bancshares, Inc. by the escrow agent.

Limited Market for Shares

     Except for shares held by Penn Mar Bancshares, Inc.'s directors and certain officers, the shares sold in the offering will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. However, we do not anticipate that an active trading market for the shares will develop in the foreseeable future. The shares will not be listed initially on any stock exchange or be designated for trading on The Nasdaq Stock Market Inc.'s quotation system, although we plan to apply to have the shares listed on an exchange or designated for trading on Nasdaq once Penn Mar Bancshares, Inc. meets the requirements for approval of such an application. We cannot predict when Penn Mar Bancshares, Inc. will meet the requirements or whether our application would be accepted. Even if our application is accepted, we cannot guarantee that an active trading market will ever develop.

                                USE OF PROCEEDS


     Penn Mar Bancshares, Inc. has issued 91,346 shares in its organizational offering at the offering price of $10.00 per share. The gross proceeds from the organizational offering were $966,519 and the net proceeds after giving effect to the redemption of 45,000 shares were $913,346 . We will pay all of the organizational expenses of Penn Mar Bancshares, Inc. and Penn Mar Community Bank and the expenses of this initial public offering from the proceeds of the organizational offering. We estimate that offering costs of $250,000 will be incurred for this initial public offering. We estimate that the organizational expenses, such as salaries, payroll taxes, lease payments, consulting fees, filing fees, legal fees and meeting costs will be $375,000, assuming we can begin banking operations no later than April 15, 2001.

     We will use $5,000,000 of the proceeds of this initial public offering if the minimum number of shares is sold or $8,000,000 if the maximum number of shares is sold, to purchase all of the common stock of Penn Mar Community Bank. If the maximum number of shares is sold, the balance of the proceeds, estimated to be $2,000,000, will be invested in insured bank deposits and/or short-term U.S. government or agency securities until we use those funds for general corporate purposes. However, we may decide to contribute all or a portion of the balance of the proceeds to Penn Mar Community Bank.

     Penn Mar Community Bank will apply the proceeds from the sale of its capital stock to Penn Mar Bancshares, Inc. to pay for leasehold and equipment expenses estimated to be $400,000 if the minimum number of shares is sold, or $550,000 if the maximum number of shares is sold. The balance of the proceeds, estimated to be $4,600,000 if the minimum number of shares is sold, or $7,450,000 if the maximum number of shares is sold, will be used to fund lending and investment activities and for general corporate purposes.

The following table reflects the anticipated allocation of the proceeds of this offering:


                                                   Percentage  Percentage
                                                    Minimum        of         Maximum       of
                                                     Amount     Proceeds      Amount     Proceeds
                                                   ----------  -----------  -----------  ---------
PENN MAR BANCSHARES, INC.
Offering Proceeds                                  $5,000,000               $10,000,000
Purchase of Stock of Bank/Capital Contributions    $5,000,000         100%  $ 8,000,000        80%
Working Capital                                    $        0           0%  $ 2,000,000        20%

PENN MAR COMMUNITY BANK
Proceeds of Capital Contributions from
     Penn Mar Bancshares, Inc.                     $5,000,000         100%  $ 8,000,000       100%
Leasehold and Equipment Acquisition                $  400,000           8%  $   550,000         7%
Working Capital                                    $4,600,000          92%  $ 7,450,000        93%

                                 CAPITALIZATION


     The following table shows Penn Mar Bancshares, Inc.'s capitalization as of August 31, 2000 and the pro forma consolidated capitalization of Penn Mar Bancshares, Inc. and Penn Mar Community Bank as adjusted to give effect to (i) the sale of 500,000 shares and (ii) the sale of 1,000,000 shares, at a price of $10.00 per share. The estimated offering expenses of $250,000 and estimated pre-opening expenses in an aggregate amount of $375,000 will be paid from the proceeds of the organizational offering.


Stockholders' equity:                       August 31, 2000       Minimum Number        Maximum Number Of
                                                                  Of Shares Sold           Shares Sold
                                           ----------------      ---------------       ------------------
Common Stock, $0.01 par value;
 9,000,000 shares authorized; 91,346
 shares outstanding; 591,346 shares
 outstanding (minimum offering); and
 1,091,346 shares outstanding
 (maximum offering)...................            $     913            $    5,913             $    10,913

Preferred Stock, $0.01 par value;
 1,000,000 shares authorized; no
 shares outstanding...................                    -                     -                       -

Additional paid-in capital(1).........            $ 965,606            $5,960,606             $10,955,606
                                                  ---------            ----------             -----------
Deficit accumulated during
 development stage....................             (228,208)             (600,000)               (600,000)
                                                  ---------            ----------             -----------

Total stockholders' equity............            $ 738,311             5,366,519             $10,366,519
                                                  =========            ==========             ===========


Net tangible book value per share(2)              $    8.08            $     9.08             $      9.50

(1) This represents 91,346 shares of common stock sold in the organizational offering after giving effect to the redemption of 45,000 shares for an aggregate redemption price of $396,941.
(2) Investors are likely to experience additional dilution due to operating losses expecting to be incurred during the first few years of operations.

                                DIVIDEND POLICY

     We expect that Penn Mar Bancshares, Inc. will retain all earnings, if any, in order to provide more funds to operate and expand our business and, therefore, we have no plans to pay any cash dividends for the foreseeable future. If we decide to pay dividends in the future, our ability to do so will depend on the ability of Penn Mar Community Bank to pay dividends to Penn Mar Bancshares, Inc. Penn Mar Community Bank cannot pay dividends to Penn Mar Bancshares, Inc. unless it complies with certain regulatory requirements regarding the payment of dividends by a state-chartered commercial bank. See "Supervision and Regulation--State Bank Regulation--Dividends." In addition, we would consider a number of other factors, including our earnings prospects, financial condition and cash needs before deciding to pay dividends. If you are looking for an investment that pays dividends, you should not invest in this offering.

                 PROPOSED BUSINESS OF PENN MAR BANCSHARES, INC.

     Penn Mar Bancshares, Inc. expects to file an application to become a bank holding company with the Federal Reserve Board after receiving preliminary approval from the Commissioner. We know of no reason why the approval from the Federal Reserve Board or the Commissioner would not be received, but we cannot predict when such approval will be received, or if the Federal Reserve Board or Commissioner will impose any conditions on its approval.

     Our principal asset will be our investment in all of the issued and outstanding capital stock of Penn Mar Community Bank and Penn Mar Community Bank's principal business will be commercial banking. With the prior approval of the Federal Reserve Board, we may engage in non-banking activities closely related to the business of banking. For example, with such approval, we could make and service loans through a consumer finance subsidiary, or provide other types of commercial financing. Further, the Federal Reserve Board allows bank holding companies to give investment or financial advice, lease personal or real property, provide data processing and courier services, or invest in small business investment companies, among other permissible activities. Other than our intent to engage in commercial banking through Penn Mar Community Bank, we are not actively seeking other business opportunities at this time. However, if a favorable opportunity is presented, we would consider it.

                 PROPOSED BUSINESS OF PENN MAR COMMUNITY BANK

General

     As of the date of this Prospectus, Penn Mar Community Bank has not been authorized to conduct its banking business and has not engaged in any operations. The issuance of a charter by the Commissioner and the approval of deposit insurance by the FDIC will be dependent upon Penn Mar Bancshares, Inc.'s and Penn Mar Community Bank's compliance with certain conditions and procedures, including the sale of Penn Mar Community Bank's stock to Penn Mar Bancshares, Inc., the completion of Penn Mar Community Bank's business premises, the purchase of certain fidelity and other insurance, the hiring of staff and the adoption of certain operating procedures and policies. When all conditions have been satisfied, Penn Mar Community Bank will open for business with its main office in Westminster, Maryland. Penn Mar Community Bank will accept checking and savings deposits and will offer a wide range of commercial and industrial, real estate, consumer and residential mortgage loans.

     Significant changes have occurred in the banking industry as a whole. More importantly in northern Maryland (Carroll and Frederick counties) and south central Pennsylvania (Adams and York Counties), these changes have severely limited the choices that small businesses and consumers can make pertaining to their banking relationship. The consolidations that have occurred in our area have led to fewer, much larger banking institutions that tend to focus on large corporate customers, standardized and generic loan and deposit products and other "fee yielding" services. These organizations also deliver their products in a much less personalized manner that in most cases does little to service the typical small and medium size business customer as well as the individual customer.

     It is our belief that the markets referred to above deserve extremely personalized and high quality banking relationships. It is the focus and determination of the management of Penn Mar Bancshares, Inc. to bring this high quality service back to our area to give our potential customers the type of banking relationship they deserve.

     Penn Mar Community Bank will be a locally owned, locally managed commercial bank that will meet the financial needs of a targeted population. Specifically, we will target our commercial and industrial banking services to small and mid-sized businesses and will target our retail banking services to the owners of these businesses and their employees and to business professionals.

     We will seek to distinguish ourselves by

     .  Offering highly personalized services to our customers.

     . Maximizing convenience for our customers by combining technology with relationship banking.

     .  Instituting a system whereby loan decisions can be made quickly.

Bank Location and Market Area

     Penn Mar Community Bank's headquarters will be located in Westminster, Maryland. From this location, we intend to serve Carroll, Frederick, and Howard Counties as well as a portion of Adams and York Counties in Southern Pennsylvania. This is a busy commercial area with a stable population of over 818,591 according to data available from the U.S. Census Bureau for these counties. We estimate that this area is home to at least 20,325 businesses and over 334,051 employees. This area includes approximately 242,043 households. The average median household income in these counties ranges between $40,521 and $64,939. Westminster, which is the county seat of Carroll County, is the center of this commercial activity.

     If we raise sufficient funds in this offering, we may establish a branch office in Frederick, Maryland. From this location, we intend to service Western Maryland as well as a portion of Southern Pennsylvania. Frederick is located in Frederick County which has a population of approximately 190,869 residents according to data available from the U.S. Census Bureau. We estimate that Frederick County is home to at least 4,757 businesses and over 64,193 employees. Frederick, which is the county seat of Frederick County, is the center of this commercial activity.

Loan Portfolio

     Penn Mar Community Bank will offer a broad range of loans, including commercial and industrial loans, real estate loans, consumer loans and residential mortgage and home equity loans. We anticipate that commercial business and commercial real estate loans for owner-occupied properties will be Penn Mar Community Bank's primary loan products.

     The goal of Penn Mar Community Bank's lending program will be to meet the credit needs of our client base while using sound credit principles to protect the quality of our assets. Our business and credit strategy will be relationship driven, and Penn Mar Community Bank will strive to provide a reliable source of credit, a variety of lending alternatives and sound business advice.

     Assuming the sale of the minimum number of shares in the offering, Penn Mar Community Bank will have a legal lending limit of approximately $870,000 to any one borrower, which would constitute approximately 15% of Penn Mar Community Bank's unimpaired capital and surplus. We intend to originate loans and to participate with other lenders in loans that exceed Penn Mar Community Bank's lending limits. We do not believe that loan participations that Penn Mar Community Bank purchases will necessarily pose any greater risk of loss than loans that Penn Mar Community Bank originates.

     The following is a description of the types of loans we expect to have in our loan portfolio and the anticipated risks associated with each type of loan:

     .    Commercial and industrial loans for business purposes including working capital, equipment purchases, lines of credit and government contract financing. Asset-based lending, accounts receivable financing and lease financing also will be available. We estimate that commercial loans will constitute approximately 50% of Penn Mar Community Bank's loan portfolio. Initially, we intend to target small and mid-sized businesses in our market area. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to repay using his or her employment and other income and which are secured by real property which can be valued easily, commercial business loans are riskier and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans depends substantially on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     .    Real estate loans, including land development and construction loan financing, primarily for owner-occupied premises. We estimate that real estate loans will constitute approximately 20% of Penn Mar Community Bank's loan portfolio.

          Commercial real estate loans usually are larger and present more risk than do residential mortgage loans. Because payments on loans secured by commercial real estate depend on the successful operation or management of the properties that secure the loans, repayment is affected significantly by downturns in the real estate market or in the economy.

          Construction loans generally involve a higher degree of credit risk than residential mortgage loans. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared with the estimated cost of construction and, in the case of owner-occupied premises, the success of the owner's business. If the estimate of value proves to be inaccurate, the value of the project when completed could be insufficient to ensure full repayment of the loan.

     .    Consumer loans including automobile and personal loans. In addition,
     Penn Mar Community Bank will offer personal lines of credit. We estimate that consumer loans will constitute approximately 15% of Penn Mar Community Bank's loan portfolio. Our consumer loans will be targeted to business owners and their employees and business professionals.

          Consumer loans may present greater credit risk than residential mortgage loans because many consumer loans are unsecured or are secured by rapidly depreciating assets, such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower's continuing financial stability. If a borrower suffers personal financial difficulties, the loan may not be repaid. Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount Penn Mar Community Bank can recover on such loans.

     .    Residential mortgage loans, including first and second mortgage loans and home equity loans secured by single-family owner-occupied residences. We estimate that residential mortgage loans will constitute approximately 15% of Penn Mar Community Bank's loan portfolio. Like our consumer loans, our residential mortgage loans will be targeted to business owners and their employees and business professionals.

          We expect that the residential mortgage loans will adhere to standards developed by FNMA/FHLMC. We intend to require private mortgage insurance for loans in excess of 80% of a property's value and, generally, do not anticipate making loans with loan-to-value ratios in excess of 90%. We anticipate that fixed-rate, conforming residential mortgage loans will be sold to the secondary market at origination. We anticipate selling participations in nonconforming, nonstandard loans, such as ARM loans. Therefore, we expect to sell those loans which have a lower degree of risk relative to the other types of loans that we expect to make.

Deposits

     Penn Mar Community Bank will offer a wide range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options.

     Penn Mar Community Bank will pay competitive interest rates on time and savings deposits. As a new bank, we believe that we will have a competitive advantage over some of the larger, more established banks in our market area with respect to the interest rates paid on our deposits. Specifically, we may be able to set our initial deposit rates higher than those of more established banks because, unlike an existing bank, our rates will not have to compete against the deposit rates earned by existing customers.

Other Banking and Financial Services

     We intend to offer commercial customers cash management services such as sweep accounts, account reconciliation and wire transfers of funds. Additionally, we intend to make available telephone banking, ATM/debit cards, safe deposit boxes, after-hours deposit services, travelers checks, direct deposit of payroll and automatic drafts for various accounts. These services will be provided either directly by us or through correspondent banking relationships.

     In addition, we propose to offer to Penn Mar Community Bank's customers the ability to access information about their accounts and view information about Penn Mar Community Bank's services and products on Penn Mar Community Bank's website, which will be located at www.pennmarbanc.com. In the future, we
                                  -------------------
expect, subject to regulatory approval, that the website will permit customers to make transfers of funds among accounts, pay bills, download information to financial software packages, send e-mail to Penn Mar Community Bank personnel and apply for banking products, such as the opening of an account. At this time we have not entered into any contracts to provide this internet service to Penn Mar Community Bank customers and there are no assurances that such contracts will be signed or that the internet service will be established.

     We do not anticipate that Penn Mar Community Bank will exercise trust powers during its initial years of operation. However, we may enter into correspondent banking relationships with strategic partners that will provide trust services to our customers.

     Penn Mar Community Bank will consider offering additional banking products and services as warranted by customer demand. We believe that our data processing capability, which will be provided through a third party vendor, will be more than adequate to support the introduction of new products and services.

Source of Business

     Quick decision making and listening to our customer's individual needs are the foundation of Penn Mar Community Bank's business development strategies. Initially, we will build our customer base from stockholders, officers and directors. We also expect to capitalize upon the extensive business and personal contacts and relationships of our officers and directors. To introduce new customers to Penn Mar Community Bank, we will aggressively market ourselves to business owners and professionals and their organizations.

Asset Management

     Consistent with Penn Mar Community Bank's objective to serve the needs of small and mid-sized businesses, we expect that our assets will be concentrated in commercial loans. In accordance with the requirements of prudent banking practices, we also will invest assets, in amounts we believe to be adequate, in high-grade securities to provide liquidity and safety. Loans will be targeted at 80% or less of deposits (excluding repurchase agreements), and structured generally with variable rates and/or fixed rates with short maturities with a loan to asset ratio of 75%. Investment securities will primarily be United States treasury securities and securities of the United States government or "quasi-government" agencies and certificates of deposits of FDIC-insured institutions.

     The risk of nonpayment (or deferred payment) of loans is inherent in commercial banking. Penn Mar Community Bank's marketing focus on small to mid-sized businesses may result in Penn Mar Community Bank assuming lending risks that are different from those associated with loans to larger companies. Management of Penn Mar Community Bank will carefully evaluate all loan applications and will attempt to minimize credit risk exposure by utilizing thorough loan application, approval and monitoring procedures. However, we cannot guarantee that those procedures will significantly reduce our lending risks.

Competition

     Deregulation of financial institutions and acquisitions of banks across state lines has resulted in widespread changes in the financial services industry. In our Carroll, Frederick, and Howard County market areas in Maryland, as well as in Southern Pennsylvania, we will face strong competition from large banks headquartered within and outside of Maryland and Pennsylvania. In addition, we will compete with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Many of our competitors can finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and offer services that we cannot or will not offer initially. Also, larger institutions have substantially higher lending limits than Penn Mar Community Bank will have. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

Employees

     We anticipate that Penn Mar Community Bank initially will employ approximately 11 people, including officers of Penn Mar Community Bank. If Penn Mar Community Bank decides to open a branch in Frederick, Maryland, more employees would need to be hired.

Properties

     Westminster, Maryland

     On May 16, 2000, Penn Mar Bancshares, Inc. entered into a contract to purchase 1.73 acres of land in Westminster, Maryland, upon which the main branch of Penn Mar Community Bank is to be built. The purchase price for the property was $391,500. Penn Mar Bancshares, Inc. paid a deposit of $39,150. Subsequently, Penn Mar Bancshares, Inc. assigned its rights in the purchase contract to 309 Woodward, LLC, a company owned by five of the directors of Penn Mar Bancshares, Inc. 309 Woodward, LLC has obtained a construction/permanent loan for this facility, pursuant to which the property is subject to a deed of trust in favor of 309 Woodward, LLC's lender.

     On August 15, 2000, 309 Woodward, LLC signed a construction contract for the design and construction of a new 4,500 square foot bank building. The initial price of the construction contract is $726,375. As of the date of this Prospectus, [describe status of construction].

     On November 8, 2000, Penn Mar Bancshares, Inc. entered into a lease with 309 Woodward, LLC for the 4,500 square foot building that will house the executive offices and serve as the main branch of Penn Mar Community Bank. The lease term begins on the earlier of the date that the bank opens for business in the new building, or the first day of the first month after the date when 309 Woodward, LLC notifies us that the building is substantially completed. The lease has a seven-year term, and may be renewed for three additional terms of five years each. We will pay base rent of $35.00 per square foot in the first year of the lease term, and base rent will increase after the first year based on increases in the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Washington-Baltimore area. We will also pay for taxes, insurance and utilities, as well as building and grounds maintenance. 309 Woodward LLC has not reimbursed Penn Mar Bancshares, Inc. for the $39,150 deposit paid on the purchase price of the Westminster property, and this amount will be treated as pre-paid rent under the lease. See "Certain Transactions - 309 Woodward, LLC."

     Frederick, Maryland

     Riverside Property Development, LLC, a company owned solely by Jeffrey Hurwitz, a director of Penn Mar Bancshares, Inc., has purchased nine-tenths of an acre of property in Frederick, Maryland, upon which we may build a bank branch if we raise sufficient capital in this offering. We have entered into a lease for the property with Riverside Property Development, LLC beginning November 15, 2000, for a term of one year. We will pay annual base rent of $50,400, in monthly installments of $4,200. We have the option to renew the lease for four one-year terms, with a final renewal option for a seven-year term. Base rent will be increased in subsequent terms based on the Consumer Price Index for Urban Wage Earners and Clerical Workers for the Washington-Baltimore area. We will also pay for taxes and maintenance of the grounds.

     Under the lease, we have the right, in our sole discretion, to construct and occupy a building on the property. We have not yet developed any plans or specifications or entered in to any agreements for such construction. If a building is constructed, we will also be responsible for payment of utilities, insurance and building maintenance.


                        MANAGEMENT'S PLAN OF OPERATION

General

     As of the date of this Prospectus, neither Penn Mar Bancshares, Inc. nor Penn Mar Community Bank has commenced operations or engaged in any activities except those related to the organization and capitalization of Penn Mar Bancshares, Inc. and Penn Mar Community Bank. These limited activities have been financed solely by Penn Mar Bancshares, Inc.'s sale of an aggregate of 91,346 shares of common stock at a purchase price of $10.00 per share in its organizational offering. We expect that the capital provided by these sales will be sufficient to meet our needs pending completion of this initial public offering. If the capital provided by the organizational offering is not sufficient to meet our needs, we intend to obtain a loan from a financial institution. As of the date of this Prospectus, we have no loan commitment from any financial institutions and no assurance can be given that we would be able to obtain additional funding on favorable terms.

     Once Penn Mar Community Bank opens, expected in the second quarter of 2001, we will begin the banking operations described in this Prospectus under the caption "Proposed Business of Penn Mar Community Bank." We expect that Penn Mar Community Bank will incur approximately $400,000 in expenses in leasehold improvements for its offices and for furniture, fixtures and equipment for the offices. We will contract with an outside vendor for Penn Mar Community Bank's data processing. We anticipate a one-time capital expenditure of $275,000 and annual costs in our first year of operations of approximately $70,000 for data processing services.

     We believe that the proceeds of this offering ($5,000,000 if the minimum number of shares is sold and $10,000,000 if the maximum number of shares is sold) and the proceeds from the organizational offering will be sufficient to fund the expenses of establishing and opening Penn Mar Community Bank, and Penn Mar Community Bank's and Penn Mar Bancshares, Inc.'s operations for at least 12 months after the offering. We do not anticipate a need to raise additional capital during that period. See "Use of Proceeds."

                          SUPERVISION AND REGULATION

     Both Penn Mar Bancshares, Inc. and Penn Mar Community Bank will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following references to the laws and regulations under which Penn Mar Bancshares, Inc. and Penn Mar Community Bank are regulated are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such laws and regulations. We cannot predict the nature or the extent of the effect on our business and earnings that new federal or state legislation may have in the future.

Federal Bank Holding Company Regulation

     Penn Mar Bancshares, Inc. will be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As such, Penn Mar Bancshares, Inc. will be subject to regulation and examination by the Federal Reserve Board, and is required to file periodic reports and any additional information that the Federal Reserve Board may require. The Bank Holding Company Act imposes certain restrictions upon Penn Mar Bancshares, Inc. regarding the acquisition of substantially all of the assets of, or direct or indirect ownership or control of any bank of which it is not already the majority owner, or, with certain exceptions, of any company engaged in non-banking activities.

     The status of Penn Mar Bancshares, Inc. as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

     The Federal Reserve Board must approve, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank, or the merger or consolidation by a bank holding company with another bank holding company. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995. The effect of the repeal of these restrictions is that, subject to certain time and deposit base requirements, Penn Mar Bancshares, Inc. may acquire a bank located in Maryland or any other state, and a bank holding company located outside of Maryland can acquire any Maryland-based bank holding company or bank.

     Unless it chooses to become a financial holding company, as further described below, a bank holding company generally is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking, or managing or controlling banks or furnishing services for its authorized subsidiaries. There are limited exceptions. A bank holding company may, for example, engage in activities that the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be "properly incident thereto." In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include servicing loans, performing certain data processing services, acting as a fiduciary, investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. In 1997, the Federal Reserve Board adopted amendments to its Regulation Y, creating exceptions to the Bank Holding Company Act's anti-tying prohibitions that give bank subsidiaries of holding companies greater flexibility in packaging products and services with their affiliates.

     In accordance with Federal Reserve Board policy, Penn Mar Bancshares, Inc. is expected to act as a source of financial strength to Penn Mar Community Bank and to commit resources to support Penn Mar Community Bank in circumstances in which Penn Mar Bancshares, Inc. might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act ("GLBA"). Effective March 11, 2000, pursuant to authority granted under the GLBA, a bank holding company may elect to become a financial holding company and thereby engage in a broader range of financial and other activities than are permissible for traditional bank holding companies. In order to qualify for the election, all of the depository institution subsidiaries of the bank holding company must be well capitalized and well managed, as defined by regulation, and all of its depository institution subsidiaries must have achieved a rating of satisfactory or better with respect to meeting community credit needs.

     Pursuant to the GLBA, financial holding companies will be permitted to engage in activities that are "financial in nature" or incidental or complementary thereto, as determined by the Federal Reserve Board. The GLBA identifies several activities as "financial in nature," including, among others, insurance underwriting and agency, investment advisory services, merchant banking and underwriting, and dealing or making a market in securities. Being designated a financial holding company will allow insurance companies, securities brokers and other types of financial companies to affiliate with and/or acquire depository institutions. Penn Mar Bancshares, Inc. does not intend at this time to become a financial holding company.

     The Federal Reserve Board imposes risk-based capital measures on bank holding companies in order to insure their capital adequacy. As a bank holding company with less than $150,000,000 in assets, Penn Mar Bancshares, Inc. is currently exempt from most of these risk-based capital measures. However, the Federal Reserve Board still requires that Penn Mar Bancshares, Inc. remain adequately capitalized and have the ability to retire any debt within 25 years from the date it is incurred.

     Penn Mar Bancshares, Inc., as a bank holding company, is subject to dividend regulations of the Federal Reserve System. In general, a small bank holding company that has a debt to equity ratio greater than 1:1 is not expect to pay corporate dividends until such time as its debt to equity ratio decline to 1:1 or less and its bank subsidiary is otherwise well managed, well capitalized and not under any supervisory order. Penn Mar Bancshares, Inc., at its inception, will be deemed to be a small bank holding company. Penn Mar Bancshares, Inc will not have a debt to equity ratio that is greater than 1:1.

State Bank Holding Company Regulation

     Penn Mar Bancshares, Inc. will be a Maryland-chartered bank holding company and will be subject to various restrictions on its activities as set forth in Maryland law, in addition to those restrictions set forth in federal law.

     Under Maryland law, an existing bank holding company that desires to acquire a Maryland state-chartered bank or trust company, a federally-chartered bank with its main office in Maryland, or a bank holding company that has its principal place of business in Maryland, must file an application with the Commissioner. In approving the application, the Commissioner must consider whether the acquisition may be detrimental to the safety and soundness of the entity being acquired or whether the acquisition may result in an undue concentration of resources or a substantial reduction in competition in Maryland. The Commissioner may not approve an acquisition if, on consummation of the transaction, the acquiring company, together with all its insured depository institution affiliates, would control 30% or more of the total amount of deposits of insured depository institutions in Maryland. The Commissioner has authority to adopt by regulation a procedure to waive this requirement for good cause. In a transaction for which approval of the Commissioner is not required due to an exemption under Maryland law, or for which federal law authorizes the transaction without application to the Commissioner, the parties to the acquisition must provide written notice to the Commissioner at least 15 days before the effective date of the acquisition.

State Bank Regulation

     General

     Penn Mar Community Bank will be a Maryland chartered trust company exercising the powers of a Maryland chartered commercial bank. Penn Mar Community Bank has no current plans to exercise trust powers and its regulatory structure will be the same as Maryland chartered commercial banks. Penn Mar Community Bank will be a member of the Federal Reserve System (a "state member bank") and its deposit accounts will be insured by the Bank Insurance Fund of the FDIC. Penn Mar Community Bank will be subject to regulation, supervision and regular examination by the Maryland Commissioner of Financial Regulation and the Federal Reserve Board. The laws and regulations governing Penn Mar Community Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

     The Maryland Commissioner of Financial Regulation is required to regularly examine each state chartered bank. The approval of the Maryland Commissioner of Financial Regulation is required to establish or close branches, to merge with another bank, to issue stock or to undertake many other activities. Any Maryland bank that does not operate in accordance with the regulations, policies and directives of the Maryland Commissioner of Financial Regulation is subject to sanctions. The Maryland Commissioner of Financial Regulation may under certain circumstances suspend or remove directors or officers of a bank who have violated the law, conducted a bank's business in a manner which is unsafe, unsound or contrary to the depositors' interests, or been negligent in the performance of their duties.

     The GLBA authorizes expanded activities for state member banks, but requires that any expanded activities (with the exception of underwriting municipal revenue bonds and other state and local obligations) be conducted in a new entity called a "financial subsidiary" that is a subsidiary of a bank rather than a bank itself. A financial subsidiary may engage in any activities in which a financial holding company or a financial holding company's non-bank subsidiaries may engage, except that a financial subsidiary may not underwrite most insurance, engage in real estate development or conduct merchant banking activities. A financial subsidiary may be established through acquisition or de novo. Penn Mar Community Bank does not currently intend to establish a financial subsidiary.

     Other Powers

     Maryland has enacted a parity act or so called "wild card" statute, the purpose of which is to place Maryland commercial banks on parity with national banks. Thus, any activity that may be engaged in by a national bank would also be available to a Maryland commercial bank. Some of these activities may require the prior approval of the Maryland Commissioner of Financial Regulation.

     Dividends

     The principal source of Penn Mar Bancshares, Inc.'s revenues will be derived from dividends received from Penn Mar Community Bank. The amount of dividends that may be paid by Penn Mar Community Bank to Penn Mar Bancshares, Inc. depends on Penn Mar Community Bank's earnings and capital position and is limited by statute, regulations and policies. As a Maryland state-chartered bank, Penn Mar Community Bank may only pay cash dividends from its undivided profits, then on hand, after deducting due or accrued expenses, including provisions for interest, taxes, loan losses and bad debts. Penn Mar Community Bank may only declare dividends out of surplus if its surplus is in excess of 100% of its required capital and the Commissioner approves the payment. If the surplus account is less than 100 percent, Penn Mar Community Bank may only declare or pay cash dividends that are less than 90 percent of its net earnings.

     Penn Mar Community Bank may not declare a dividend in stock if, after the increase in capital stock, its surplus is not equal to at least 20 percent of its capital stock following the increase. If, after the increase in capital stock to pay the dividend, surplus is less than 100 percent of capital stock, Penn Mar Community Bank will have to annually transfer to surplus a minimum of 10 percent of its net earnings until its surplus account reaches 100 percent of its increased capital stock.

     Branches

     With the approval of the Maryland Commissioner of Financial Regulation, bank branches may be established in any city or town in Maryland. In addition, Maryland-chartered commercial banks may operate automated teller machines at any of their offices or, with the Maryland Commissioner of Financial Regulation's approval, anywhere in Maryland. Maryland chartered commercial banks may also operate ATMs outside of Maryland if permitted to do so by the law of the jurisdiction in which the ATM is located.

     Interstate Branching and Acquisitions

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, interstate acquisitions of branches are permitted if the law of the state in which the branch is located permits such acquisitions. Maryland law allows for Maryland chartered financial institutions to be acquired by out of state banks, provided the home states of the acquiring institutions grant Maryland banks reciprocal rights.

Federal Bank Regulation

     Capital Adequacy

     The Federal Reserve Board and the FDIC have adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

     State member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets (a "Total Risk-Based Capital Ratio") of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements will apply to Penn Mar Community Bank and Penn Mar Bancshares, Inc. (as a bank holding company) once its total assets equal $150,000,000 or more, if it engages in certain highly leveraged activities or if it has publicly held debt securities.

     Tier 1 capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 capital), less goodwill and certain other intangibles. Tier 2 capital consists of the following: hybrid capital instruments, perpetual preferred stock which is not otherwise eligible to be included as Tier 1 capital, term subordinated debt and intermediate-term preferred stock, and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one-to-four family residential real estate and certain seasoned multi-family residential real estate loans which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account risk characteristics.

     On February 17, 2000, the Federal Reserve Board, in conjunction with the other banking agencies, issued proposed changes to the risk based capital measures regarding recourse and direct capital measures. The proposal would amend the current measures to more closely align how recourse obligations, direct credit substitutes and securitized transactions are treated. Until finalized, it cannot be determined what, if any, impact the proposed changes will have on Penn Mar Community Bank's operations.

     In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total average assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which the bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such a plan is deemed to be operating in an unsafe and unsound manner, and could be subject to a cease-and-desist order.

     Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (the "FDIA") and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such a directive is enforceable in the same manner as a final cease-and-desist order.

     Penn Mar Community Bank will also be a member of the Federal Reserve System. As a member bank, Penn Mar Community Bank is subject to Federal Reserve dividend regulations, in addition to Maryland statutes and policies of the Commissioner. As a member bank, unless specifically allowed to do so by the Federal Reserve Board, Penn Mar Community Bank will be unable to declare or pay a dividend if during a calendar year the total of all dividends declared, including the proposed dividend, is in excess of the sum of its net income during the current calendar year and the retained net income of the two prior calendar years.

     As a member bank, Penn Mar Community Bank also may not declare or pay a dividend that would exceed its reported undivided profits, unless Penn Mar Community Bank receives the prior approval of its board of directors, as well as the approval of two-thirds of its shareholders. As Penn Mar Bancshares, Inc. will be the sole stockholder of Penn Mar Community Bank, Penn Mar Bancshares will have to approve the payment of a dividend by Penn Mar Community Bank under these circumstances. Penn Mar Community Bank, if it has capital in excess of the minimum amount of capital required by state and federal law, may transfer excess capital into its undivided profits account for the purpose of paying dividends. In order to do so, 1) the amount of profits transferred must have come from earnings in prior periods, excluding earnings transferred as a result of stock dividends, 2) Penn Mar Community Bank's board of directors must approve the transaction and 3) the Federal Reserve Board must approve the transfer of profits.

     If Penn Mar Community Bank pays a dividend in contravention of the foregoing conditions, Penn Mar Bancshares, Inc. as the sole shareholder of Penn Mar Community Bank, would be liable for the full amount of the dividend to the extent that the dividend left Penn Mar Community Bank undercapitalized, its surplus was below the level of its capital and or the amount was otherwise improperly paid. Penn Mar Community Bank could also face additional administrative sanctions for improperly paying a dividend, such as restrictions on the payment of future dividends, the imposition of civil money penalties on itself and or its senior management and directors by both the Commissioner and the Federal Reserve System and other prompt corrective action measures.

     Prompt Corrective Action

     Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for the institutions that it regulates. Under applicable regulations, a bank will be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10% or more, a Tier 1 Risk-Based Capital Ratio of 6% or more, a Leverage Capital Ratio of 5% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8% or more, a Tier 1 Risk Based Capital Ratio of 4% or more and a Leverage Capital Ratio of 4% or more (3% under certain circumstances); (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8%, a Tier 1 Risk-Based Capital Ratio that is less than 4% or a Leverage Capital Ratio that is less than 4% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6%, a Tier 1 Risk Based Capital Ratio that is less than 3% or a Leverage Capital Ratio that is less than 3%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. We believe that Penn Mar Community Bank will be a "well capitalized" bank if we sell either the minimum or maximum number of shares in the offering.

     An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. The federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving the capital restoration plan, subject to extensions by the applicable agency.

     An institution that is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty is limited to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty expires after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, is subject to the restrictions contained in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

     A "critically undercapitalized institution" will be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or another appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarters after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital that has been raised and is imminently available for infusion into Penn Mar Community Bank except for certain technical requirements that may delay the infusion for a period of time beyond the 90 day time period.

     Immediately upon becoming undercapitalized, an institution becomes subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

     Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) the institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; or (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan.

     Regulatory Enforcement Authority

     Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

     Community Reinvestment Act

     The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve Board, the FDIC, the Office of the Comptroller of the Currency or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. An institution's CRA activities are considered in, among other things, evaluating mergers, acquisitions and applications to open a branch or facility, as well as determining whether the institution will be permitted to exercise certain of the powers allowed by the GLBA. The CRA also requires all institutions to make public disclosure of their CRA ratings.

                                  MANAGEMENT

Directors and Executive Officers

     Penn Mar Bancshares, Inc.'s directors and executive officers and Penn Mar Community Bank's proposed directors and executive officers are as follows:


          Name                  Age       Position
          ----                  ---       --------
James Geoffrey Sturgill, Jr.    36        Chairman and President of Penn Mar
                                          Bancshares, Inc. and Chairman,
                                          Secretary and Treasurer of Penn Mar
                                          Community Bank

Kevin P. Huffman                40        Vice President and Secretary of Penn
                                          Mar Bancshares, Inc. and President and
                                          Chief Executive Officer of Penn Mar
                                          Community Bank, Director of Penn Mar
                                          Bancshares, Inc. and Penn Mar
                                          Community Bank

Daniel E. Dutterer              37        Treasurer of Penn Mar Bancshares, Inc.
                                          and Executive Vice President of Penn
                                          Mar Community Bank, Director of Penn
                                          Mar Bancshares, Inc. and Penn Mar
                                          Community Bank

Richard W. Geisendaffer         68        Director of Penn Mar Bancshares, Inc.
                                          and Penn Mar Community Bank

Vishnampet S. Jayanthinathan    52        Director of Penn Mar Bancshares, Inc.
                                          and Penn Mar Community Bank

Ronald Krablin, M.D.            56        Director of Penn Mar Bancshares, Inc.
                                          and Penn Mar Community Bank

Jeffrey I. Hurwitz              45        Director of Penn Mar Bancshares, Inc.
                                          and Penn Mar Community Bank

Kevin E. Dayhoff                47        Director of Penn Mar Bancshares, Inc.
                                          and Penn Mar Community Bank

     Penn Mar Bancshares, Inc. has a classified board of directors whereby one-third of the members will be elected each year at Penn Mar Bancshares, Inc.'s Annual Meeting of Stockholders. After an initial phase-in period and upon election, each director serves for a term of three years. See "Description of Capital Stock--Anti-Takeover Provisions" for more information about Penn Mar Bancshares, Inc.'s classified board of directors. Penn Mar Bancshares, Inc.'s officers are appointed by the board of directors and hold office at the will of the board or as otherwise provided in an employment agreement between an officer and Penn Mar Bancshares, Inc.

     Each of Penn Mar Community Bank's proposed directors, upon approval by the Commissioner, is expected to serve until Penn Mar Community Bank's first stockholders' meeting, which will be held shortly after Penn Mar Community Bank receives its bank charter. As Penn Mar Bancshares, Inc. will be the sole stockholder of Penn Mar Community Bank, it is expected that each director of Penn Mar Bancshares, Inc. will be elected to serve as a director of Penn Mar Community Bank. After the first stockholders' meeting, directors of Penn Mar Community Bank will serve for a term of one year and will be elected each year at Penn Mar Community Bank's Annual Meeting of Stockholders. Penn Mar Community Bank's officers will be appointed by its board of directors and will hold office at the will of the board or as otherwise provided in an employment agreement between an officer and Penn Mar Community Bank.

     James Geoffrey Sturgill, Jr. serves as chairman of the board of directors and president of Penn Mar Bancshares, Inc. and will serve as chairman of the board of directors, secretary, and treasurer of Penn Mar Community Bank. Mr. Sturgill has been a certified public accountant in Maryland since 1991 and in Pennsylvania since 1998. Since 1993, Mr. Sturgill has been a partner of Sturgill & Associates, LLP, a regional CPA firm with offices in Gettysburg, Pennsylvania and Westminster, Columbia and Gaithersburg Maryland. Mr. Sturgill is a member of the American Institute of Certified Public Accountants as well as the Maryland and Pennsylvania Societies of Certified Public Accountants. As part of his civic pursuits, Mr. Sturgill is the treasurer and chief financial officer for the Gettysburg Equestrian Center. Mr. Sturgill also is the vice chairman of the Gettysburg Health Care Corporation and has been a director of the Adams County Industrial Development Authority and the Adams County Economic Development Corporation.

     Kevin P. Huffman serves as vice president and secretary of Penn Mar Bancshares, Inc. and will serve as president and chief executive officer of Penn Mar Community Bank. He is also a director of Penn Mar Bancshares, Inc. and will serve as a director of Penn Mar Community Bank. Mr. Huffman has more than 20 years experience in the financial services industry. His executive banking experience includes day-to-day oversight of commercial and retail banking activities, as well as strategic planning, credit policy, regulatory compliance and product development at both the bank and holding company levels. Mr. Huffman was most recently the Executive Vice President, Chief Operating Officer and Director of Patapsco Valley Bancshares, Inc. and Commercial and Farmers Bank from 1996 until March 2000. This $200 million community financial services company also operated a mortgage banking subsidiary, an insurance agency and an electronic data processing company. From 1988 until 1992, Mr. Huffman was Vice President and part of senior management for Elkridge National Bank, a community bank based in Howard County, Maryland.

     A native to the Maryland area, Mr. Huffman received his undergraduate degree from the University of Maryland at College Park. He is also a graduate of the Bank Administration Institute's Banking School at the University of Wisconsin. In addition to his professional accomplishments, Mr. Huffman has been an active member in a number of community projects including: (i) Partner with Youth Program (a school/ business partnership program where a bank works with individual schools to teach elementary children how to run a bank and encourage student savings); (ii) member of the Board of Managers of the Howard County YMCA; and (iii) an active coach for the Soccer Association of Columbia.

     Daniel E. Dutterer serves as Treasurer of Penn Mar Bancshares, Inc. and will serve as Executive Vice President of Penn Mar Community Bank. He is also a director of Penn Mar Bancshares, Inc. and will be a director of Penn Mar Community Bank. Mr. Dutterer has more than 18 years experience in the banking industry. From 1982 through 1997, Mr. Dutterer filled various roles with Westminster Bank and Trust Company of Carroll County. He began his career there as a teller and finished as Senior Vice President and Chief Financial Officer responsible for the Branch/Retail Network, Human Resources, Accounting, Planning and Risk Management. Additionally, Mr. Dutterer was an active member of the bank's loan committee that was responsible for major credit decisions as well as setting policy. Following his employment with Westminster Bank and Trust Company of Carroll County, Mr. Dutterer served as Vice President of the Management Accounting area for Mercantile Safe Deposit and Trust Company until June 2000. In this position, Mr. Dutterer's responsibilities included Corporate Planning & Budgeting, Risk Management and Management Reporting.

     Mr. Dutterer is a life long resident of Carroll County. He graduated from the University of Maryland, University College in 1987 with a Bachelor of Science degree in Business Management. In 1994, Mr. Dutterer received a Masters of Business Administration from Mount St. Mary's College. Mr. Dutterer is also a Certified Public Accountant. In addition to his professional accomplishments, Mr. Dutterer is active in youth sports and various other community organizations.

     Richard W. Geisendaffer is a director of Penn Mar Bancshares, Inc. and will be a director of Penn Mar Community Bank. Mr. Geisendaffer is a trained computer programmer and spent over 15 years working for Hobelman Port Services, Inc. as a regional terminal director. Mr. Geisendaffer directed the processing of over 120,000 import/export vehicles annually at two terminals located in Baltimore, Maryland. Since 1997, Mr. Geisendaffer has been retired.

     Vishnampet S. Jayanthinathan is a director of Penn Mar Bancshares, Inc. and will be a director of Penn Mar Community Bank. Since 1994, Mr. Jayanthinathan has been the president and chief executive officer of Engineering Systems Solutions, a computer systems integration company in Frederick, Maryland. Mr. Jayanthinathan is also the president of Rajan, LLC, a company that invests in real estate in the Frederick, Maryland area. Mr. Jayanthinathan has been involved with Rajan, LLC since 1997.

     Ronald Krablin, M.D. is a director of Penn Mar Bancshares, Inc. and will be a director of Penn Mar Community Bank. Dr. Krablin is a board certified general internist and is president of Gettysburg Internal Medicine Association, Inc.
Dr. Krablin has privileges at Gettysburg Hospital, part of WellSpan Health which provides health care in York, Adams and surrounding counties of Pennsylvania and Northern Maryland. Dr. Krablin has held numerous positions at Gettysburg Hospital including medical staff president, and currently is the medical director of his group's in-patient service, the cardiology laboratory, the Critical Care Unit, and the outpatient service of Cardiac Rehabilitation. Dr. Krablin also sits on the WellSpan board of directors. Dr. Krablin received his Bachelor of Science in Chemistry from Antioch College and his medical degree from Penn State University. Following his graduation from medical school, Dr. Krablin completed his residency and special work in Cardiology at Penn State University Hershey Medical Center.

     Jeffrey I. Hurwitz is a director of Penn Mar Bancshares, Inc. and will be a director of Penn Mar Community Bank. Mr. Hurwitz is president and owner of Colonial Jewelers, Inc., a retail jewelry business in Frederick, Maryland. He serves on the Special Gifts Committee of Frederick Memorial Hospital, and is a member of their Order of the Good Samaritan. Mr. Hurwitz is also a member of the board of directors of the Greater Frederick Development Commission and past president of the Downtown Frederick Association. He currently serves as president of the Frederick Cotillion Club. Mr. Hurwitz is also General Partner in the Hurwitz Family Limited Partnership, a real estate partnership, and directs an endowment fund through the Community Foundation of Frederick. He is a graduate Gemologist of the Gemological Institute of America and a Certified Gemologist of the American Gem Society.

     Kevin E. Dayhoff is a director of Penn Mar Bancshares, Inc. and will be a director of Penn Mar Community Bank. Mr. Dayhoff, a Carroll County native, is a self-employed artist and businessman. He owned and operated Kevin E. Dayhoff & Co., a landscape design, contracting and nursery stock farm, from 1974 to 1999. Currently, Mr. Dayhoff is a Westminster City Councilman. Additionally, Mr. Dayhoff is a board member of the Westminster Cemetery Company and was elected to the Maryland Municipal League Board of Directors in June 2000. Mr. Dayhoff attended Elon College and is currently a Bachelor's Degree candidate in Public Policy Administration and Analysis at Western Maryland College. Mr. Dayhoff has been an active participant in a number of community activities, taught at Carroll Community College and has served on a number of business, state and county government advisory boards.

Director Compensation

     Penn Mar Bancshares, Inc. currently does not pay directors fees. Beginning in the first month of operations, directors will receive fees for their services, and will be reimbursed for expenses incurred in connection with their service as directors. Directors will receive $150.00 for each board meeting attended and $100.00 for each committee meeting attended. We expect that these directors fees will be paid in shares of common stock, valued at $10.00 per share, for the foreseeable future.

     We expect that Penn Mar Community Bank will pay Mr. Sturgill $25,000 annually, in connection with his duties as Chairman of the Board of Penn Mar Community Bank. This amount is payable in cash or shares of Penn Mar Bancshares, Inc. common stock at Mr. Sturgill's option. Mr. Sturgill is not a party to an employment or consulting agreement with either Penn Mar Bancshares, Inc. or Penn Mar Community Bank and he could resign at any time for any reason or be removed if the board of directors deems it in the best interests of Penn Mar Bancshares, Inc. or Penn Mar Community Bank.

Employment and Executive Compensation Arrangements

     Penn Mar Bancshares, Inc. has entered into written employment agreements with Kevin P. Huffman, effective as of April 1, 2000 and Daniel E. Dutterer, effective as of September 1, 2000. Under these agreements, Mr. Huffman will serve as the vice president and secretary of Penn Mar Bancshares, Inc. at an initial annual base salary of $85,000, subject to annual review and Mr. Dutterer will serve as treasurer of Penn Mar Bancshares, Inc. at an initial annual base salary of $100,000, subject to annual review.

     Penn Mar Bancshares, Inc. may terminate either employment agreement without cause upon 30 days' prior written notice and may terminate either employment agreement for cause at any time without prior notice. Mr. Huffman and Mr. Dutterer may terminate their employment agreements at any time upon 30 days' prior written notice. Both Mr. Huffman's and Mr. Dutterer's agreement with Penn Mar Bancshares, Inc. will terminate, unless extended by the parties' mutual agreement, on the effective date of employment agreements between Mr. Huffman and Mr. Dutterer, as the case may be, and Penn Mar Community Bank, or on the date Penn Mar Bancshares, Inc.'s board of directors decides to terminate this offering.

     On the date that Penn Mar Community Bank opens for business, Mr. Huffman and Mr. Dutterer will enter into employment agreements with Penn Mar Community Bank. Under these agreements, Mr. Huffman will serve as the president of Penn Mar Community Bank at an initial annual base salary of $125,000, subject to annual review. In addition, he will receive one lump sum payment which will be calculated by multiplying $3,333 times the number of full months between the commencement date of the employment agreement between Mr. Huffman and Penn Mar Bancshares, Inc. and the opening of Penn Mar Community Bank, plus an additional amount for any portion of a month during such period pro rated on a per diem basis. Mr. Dutterer will serve as the executive vice president of Penn Mar Community Bank at an initial base salary of $100,000, subject to annual review. Each agreement will have an initial term of three years, automatically renewable for one-year terms unless written notice is provided by either party 90 days before expiration of a term.

     Penn Mar Community Bank may terminate either employment agreement without cause upon 30 days' prior written notice and may terminate either employment agreement for cause at any time without prior notice. Mr. Huffman and Mr. Dutterer may terminate their employment agreements at any time upon 30 days' prior written notice. In the event Mr. Huffman or Mr. Dutterer are terminated without cause, they will continue to receive salary payments for the remainder of their employment term or until such time as they have found comparable employment. Both Mr. Huffman and Mr. Dutterer are required to use their best efforts to obtain comparable employment. If Mr. Huffman and Mr. Dutterer are not able to find comparable employment, any compensation they receive from any employment during the remaining term of their employment agreements is deducted from any continued salary.

     Pursuant to their agreements, if Mr. Huffman or Mr. Dutterer are employed by Penn Mar Community Bank on the date of a "change of control," Mr. Huffman is entitled to a payment of $250,000 from Penn Mar Community Bank and Mr. Dutterer is entitled to a payment of $200,000 from Penn Mar Community Bank. The employment agreements define "change of control" as (i) the acquisition by any person of forty percent (40%) or more of the outstanding shares of common stock of Penn Mar Community Bank or Penn Mar Bancshares, Inc.; (ii) the election of a majority of the members of the board of directors who were not approved or nominated by then incumbent board; or (iii) the approval by the stockholders of Penn Mar Community Bank or Penn Mar Bancshares, Inc. of (a) a reorganization, merger or consolidation of Penn Mar Community Bank or Penn Mar Bancshares, Inc.,
(b) a liquidation or dissolution of Penn Mar Community Bank or Penn Mar Bancshares, Inc. or (c) the sale or other disposition of all or substantially all of the assets of Penn Mar Community Bank or Penn Mar Bancshares, Inc.

     In their employment agreements with Penn Mar Community Bank, Mr. Huffman and Mr. Dutterer agree that for a period of six months after employment with Penn Mar Community Bank or any affiliate, they will not, directly or indirectly, own, operate or otherwise be associated with, any financial institution which is located in Frederick, Carroll or Howard Counties or Penn Mar Community Bank's market area, whichever is larger. Mr. Huffman and Mr. Dutterer also agree that for a period of one year after employment with Penn Mar Community Bank or any affiliate, they will not (i) solicit any person or entity which at the time of their termination was, or within one year prior thereto had been, a customer of Penn Mar Community Bank or any of its affiliates or (ii) solicit the employment of any person who was employed by Penn Mar Community Bank or any of its affiliates on a full or part time basis at the time of their termination of employment, unless such person
(a) was involuntarily discharged by Penn Mar Community Bank or the affiliate or
(b) voluntarily terminated his relationship with Penn Mar Community Bank or the affiliate prior to Mr. Huffman's or Mr. Dutterer's termination of employment.

                  SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth the ownership of Penn Mar Bancshares, Inc.'s common stock by its directors, executive officers and persons known to own more than five percent (5%) of the common stock as of the date of this Prospectus. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the shares of common stock reported as owned by such person.



        Name and Address of           Number of Shares/(1)/  Percentage of Total
        -------------------           ---------------------  -------------------
         Beneficial Owner
         ----------------

     J. Geoffrey Sturgill, Jr./(2)/
     32 Wortz Drive                           24,846                  27.20%
     Fairfield, PA 17320

     Richard W. Geisendaffer
     207 Glenwood Road                        20,000                  21.89%
     Bel Air, MD 21014

     Vishnampet S. Jayanthinathan
     5216 Ernie Lane                          10,000                  10.95%
     Frederick, MD 21703

     Kevin P. Huffman
     7721 Sandstone Court                      5,000                   5.47%
     Ellicott City, MD 21043

     Jeffrey I. Hurwitz
     1 South Market Place                     10,000                  10.95%
     Frederick, MD 21701

        Name and Address of           Number of Shares/(1)/  Percentage of Total
        -------------------           ---------------------  -------------------
         Beneficial Owner
         ----------------

     Ronald Krablin IRA
     47 Spruce Drive                          10,000                  10.95%
     Gettysburg, PA 17325

     Daniel E. Dutterer
     3301 Black Steer Drive                    1,500                   1.64%
     Finksburg, MD 21048

     Kevin E. Dayhoff
     P.O. Box 124                             10,000                  10.95%
     Westminster, MD 21158-0124

     Executive Officers and
     Directors as a Group (8 persons)         91,346                    100%

     (1) Does not reflect shares issuable upon exercise of warrants, since the warrants are not exercisable until the later of the date Penn Mar Community Bank opens for business or one year from the termination of this offering. See "Certain Transactions--Warrants."

     (2) Includes 1,846 shares held for Mr. Sturgill's account under a 401(k) plan established by Sturgill & Associates, LLP.

     The directors and officers may purchase shares in the offering if necessary to permit Penn Mar Bancshares, Inc. to complete the minimum offering of 500,000 shares, and they may purchase additional shares even if Penn Mar Bancshares, Inc. sells the minimum offering although no such purchases are anticipated at this time. Any shares purchased by the directors and officers in excess of their original commitments will be purchased for investment and not with a view to the resale of those shares.

                             CERTAIN TRANSACTIONS

Warrants

     Prior to this offering, the organizers of Penn Mar Bancshares, Inc. and Penn Mar Community Bank purchased an aggregate of 91,346 shares of our common stock at a purchase price of $10.00 per share. These shares were issued without registration under the Securities Act of 1933, as amended, in reliance of the exemption provided by Section 4(2) of the Securities Act and the rules of the Securities and Exchange Commission promulgated under Section 4(2). The primary purpose of this "organizational offering" was to provide Penn Mar Bancshares, Inc. with the capital necessary to fund our initial organizational and operating expenses.

     In recognition of the financial and organizational risk undertaken by the purchasers in the organizational offering, each purchaser in the organizational offering received, for no additional consideration, a warrant to purchase one share of common stock at $10.00 per share for every one share that they purchased in the organizational offering. As a result, we issued warrants to purchase an aggregate of 91,346 shares of common stock to the purchasers in the organizational offering.

     The warrants become exercisable on the later of the date that Penn Mar Community Bank opens for business or one year from the termination date of this offering and are exercisable in whole or in part until that date which is ten years from the date of this Prospectus. The warrants and the shares issuable upon the exercise of the warrants are transferable subject to compliance with applicable securities laws. If the Commissioner or the FDIC issues a capital directive or other order requiring Penn Mar Community Bank to obtain additional capital, the warrants are forfeited if not immediately exercised.

Real Property

     Westminster, Maryland

     We have entered into a lease with 309 Woodward, LLC, a company owned by five of the directors of Penn Mar Bancshares, Inc., for the property in Westminster, Maryland upon which we propose to construct a building to house our executive offices and the main branch of Penn Mar Community Bank. We will pay 309 Woodward, LLC annual base rent of $35 per square foot during the first year of the lease term. The first year's annual base rent will total $157,500, assuming the building is 4,500 square feet, as anticipated. As described earlier in this Prospectus, under the caption "Proposed Business of Penn Mar Community Bank - Properties," base rent will increase each year. We will also pay 309 Woodward, LLC for insurance costs incurred by that company. In addition, we will pay taxes, utilities, and maintenance expenses, although those amounts will be paid directly rather than as reimbursements to 309 Woodward, LLC for the payment of such expenses. The lease has an initial term of seven years, and we have the right to renew the lease for three additional terms of five years.

     Messrs. Sturgill, Huffman, Geisendaffer, Krablin and Dutterer are the owners of 309 Woodward, LLC, and each holds an equal interest in that company.

     Frederick, Maryland

     We have entered into a lease with Riverside Property Development, LLC, a company owned solely by Jeffrey Hurwitz, a director of Penn Mar Bancshares, Inc., for the property in Frederick, Maryland upon which we may construct a building to house the Frederick branch of Penn Mar Community Bank if we raise sufficient funds in this offering. We will pay Riverside Property Development, LLC annual base rent of $50,400 during the first year of the lease term. As described earlier in this Prospectus, under the caption "Proposed Business of Penn Mar Community Bank - Properties," this lease has an initial term of one year, and we have the option to renew for four additional terms of one year, and a final term of seven years. During any renewal term, base rent will increase.
In addition, we will pay taxes and maintenance expenses on the property.   If a
building is constructed on the property, we will pay Riverside Property Development, LLC for insurance costs incurred by that company, and we will pay utilities and building maintenance expenses directly to the providers of such services.

Banking Transactions

     We anticipate that our directors and officers and the business and professional organizations with which they are associated will have banking transactions with Penn Mar Community Bank in the ordinary course of business.
It will be our policy that any loans and loan commitments will be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of comparable credit standing. Loans to directors and officers must comply with Penn Mar Community Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from considering any such loan application.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of nine million (9,000,000) shares of common stock, $0.01 par value, and one million (1,000,000) shares of preferred stock, $0.01 par value. As of the date of this Prospectus, 91,346 shares of common stock are issued and outstanding and held by seven stockholders of record. The following summary of certain terms of the common stock and preferred stock is not complete and you may refer to our charter and bylaws, copies of which are available upon request for inspection, for further information.

     In general, stockholders or subscribers for our stock have no personal liability for the debts and obligations of Penn Mar Bancshares, Inc. because of their status as stockholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

Common Stock

     We are authorized to issue nine million (9,000,000) shares of common stock, par value $0.01 per share. Upon completion of the offering, including the shares of common stock currently issued and outstanding, a minimum of 591,346 and a maximum of 1,091,346 shares of common stock will be issued and outstanding. The outstanding shares of common stock currently are, and the shares of common stock to be issued in the offering will be, upon payment as described in this Prospectus, fully paid and non-assessable. Subject to all the rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the Board of Directors of Penn Mar Bancshares, Inc. declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets of Penn Mar Bancshares, Inc. upon the voluntary or involuntary liquidation, dissolution or winding up of Penn Mar Bancshares, Inc., after distributions are made to anyone with more senior rights.

     In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe to any securities of Penn Mar Bancshares, Inc. or Penn Mar Community Bank.

     Our charter grants to the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of the common stock.

Preferred Stock

     We are authorized to issue one million (1,000,000) shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. Prior to issuance of shares of each series of preferred stock, the board of directors is required by the Maryland General Corporation Law ("MGCL") to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no present plans to issue any preferred stock.

Anti-Takeover Provisions

     Extraordinary Transactions. Pursuant to the MGCL, a corporation generally cannot amend its charter (except in compliance with specific provisions of the MGCL), consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter, unless a lesser or greater percentage is set forth in the corporation's charter. Our charter requires that some of these matters be approved by the affirmative vote at least 80% of all the votes entitled to be cast.

     Classification of the Board of Directors. Our charter and bylaws provide that we shall have at least three directors, and that the number of directors may be increased or decreased by the board of directors. As of the date of this Prospectus, the board of directors has set the number of directors at eight. At the first annual meeting of the stockholders, the directors will be divided into three classes -- Class A, Class B and Class C -- each class to consist of an equal number of directors, or as nearly equal as possible. Each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. However, the Class A directors first chosen will hold office until the first annual meeting following their election or appointment, the Class B directors first chosen will hold office until the second annual meeting following their election or appointment, and the Class C directors first chosen will hold office until the third annual meeting following their election or appointment. We believe that classification of the board of directors will help to assure the continuity and stability of Penn Mar Bancshares, Inc.'s business strategies and policies as determined by the board of directors.

     Removal of Directors. Our charter and bylaws provide that a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast on the matter. Furthermore, the MGCL provides that if a corporation's directors are divided into classes, a director may only be removed for cause.

     Summary of Anti-takeover Provisions. The above-described provisions included in our charter and bylaws are designed to encourage potential acquirors to negotiate directly with our board of directors and to discourage takeover attempts. Such provisions may discourage non-negotiated takeover attempts which certain stockholders could deem to be in their best interests.

     For example, the classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Penn Mar Bancshares, Inc., even though such an attempt might be beneficial to Penn Mar Bancshares, Inc. and its stockholders. In general, more than one annual meeting of stockholders will be required to effect a change in a majority of the board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

     The charter and bylaw provision that directors may be removed only by the affirmative vote of at least 80% of the votes entitled to be cast on the matter, the provision of the MGCL that provides that class directors may only be removed for cause and the provision in the Bylaws authorizing the board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

     Business Combinations. Under the MGCL, certain "business combinations" between a Maryland corporation and an "Interested Stockholder" (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. They also do not apply if the company has fewer than 100 beneficial owners of stock.

     Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Transfer Agent

     At present, we intend to serve as our own transfer agent after the offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

     No market exists now for our shares, and we do not expect one to develop in the foreseeable future. However, if a market did develop, the sale of a substantial number of shares in that market could decrease the prevailing market price of our stock and also could impair our ability to raise more funds in the future. All shares sold in this offering will be freely tradable without restriction, except for any shares purchased by an "affiliate" of Penn Mar Bancshares, Inc. Those shares, along with the 91,346 shares of our common stock sold in the organizational offering, may not be resold unless they are registered or sold pursuant to an exemption from registration including that set forth in Securities and Exchange Commission Rule 144.

     As of the date of this Prospectus, we have 91,346 shares of common stock outstanding and have issued warrants to purchase up to 91,346 shares of common stock. The shares issuable upon exercise of the warrants and the 91,346 shares of common stock sold in the organizational offering will constitute "restricted securities" within the meaning of Rule 144. The shares sold in the organizational offering may be resold subject to the volume and other limitations of Rule 144 beginning in November 2000. The shares sold in the organizational offering may be resold without restriction by persons who are not affiliates of Penn Mar Bancshares, Inc. beginning in November 2001.

     All of Penn Mar Bancshares, Inc.'s officers and directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations of that rule with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each affiliate in brokers' transactions (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by Penn Mar Bancshares, Inc. or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this Prospectus will be passed upon for Penn Mar Bancshares, Inc. by Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland.

                                    EXPERTS

     The audited financial statements of Penn Mar Bancshares, Inc., dated as of August 31, 2000 and for the period from October 7, 1999 (date of inception) to August 31, 2000 included in this Prospectus have been included in reliance upon the report of Rowles & Company, LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                      HOW TO FIND ADDITIONAL INFORMATION

     We are a newly organized company and to date have not engaged in any business operations other than those activities necessary to engage in this offering and to organize and capitalize Penn Mar Bancshares, Inc. and Penn Mar Community Bank. We are not currently required to file reports with the Securities and Exchange Commission, although we will do so after this offering. We will furnish stockholders with annual reports containing audited financial statements. We may also send other reports to keep stockholders informed of our business.

     We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission, and this Prospectus was included in the Registration Statement. This Prospectus does not contain all of the information contained in the Registration Statement. You can read the Registration Statement and the exhibits to the Registration Statement at the following public reference facilities of the Securities and Exchange Commission: 450 Fifth Street, NW, Room 1024, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of the Registration Statement and the exhibits for a fee from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, NW, Room 1024,Washington, DC 20549. You may call 1-800-SEC-0330 to obtain information on the operation of the Public Reference Rooms. These materials also may be accessed via the Securities and Exchange Commission's Internet website. The address of that website is http://www.sec.gov.
           -------------------

     No one is authorized to give you information that is not included in this Prospectus. If someone gives you any other information, you should not rely upon it because we may not have authorized the use of that information. We may deliver this Prospectus to a prospective investor and/or sell shares of common stock in this offering even if the information in this Prospectus changes after the date on the cover of the Prospectus.

     This Prospectus is not an offer to sell the common stock and is not a solicitation of an offer to buy the common stock in any state where the offer or sale is not permitted.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report................................................ F-2

Balance Sheets.............................................................. F-3

Statements of Loss.......................................................... F-4

Statements of Changes in Stockholders' Equity............................... F-5

Statements of Cash Flows.................................................... F-6

Notes to Financial Statements............................................... F-7

                        Report of Independent Auditors


The Organizers
Penn Mar Bancshares, Inc.
 (A Development Stage Company)
Westminster, Maryland


  We have audited the accompanying balance sheets of Penn Mar Bancshares, Inc. (A Development Stage Company) as of August 31, 2000 and December 31, 1999, and the related statements of loss, changes in stockholders' equity, and cash flows for the eight month and eleven month periods ended August 31, 2000 and the three month period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Penn Mar Bancshares, Inc. (A Development Stage Company) as of August 31, 2000 and December 31, 1999, and the results of its operations and cash flows for the eight month and eleven month periods ended August 31, 2000 and the three month period ended December 31, 2000, in conformity with generally accepted accounting principles.



                              /s/ Rowles & Company, LLP
                              -------------------------



Baltimore, Maryland
September 15, 2000

                           Penn Mar Bancshares, Inc.
                         (A Development Stage Company)

                                Balance Sheets


-------------------------------------------------------------------------------------------------------------------------------
                                                                   August 31, 2000           December, 31, 1999
-------------------------------------------------------------------------------------------------------------------------------

                                                  Assets
Cash and cash equivalents                                               $ 738,727                 $848,639
Premises and equipment                                                      3,210                        -
Accrued interest                                                                -                    1,654
Deposits                                                                   39,150                    4,500
Deferred and prepaid income taxes                                           1,615                        -
                                                                        ---------                 --------

                                                                        $ 782,702                 $854,793
                                                                        =========                 ========

                                  Liabilities and Stockholders' Equity

Accounts payable and accrued expenses                                   $  44,391                 $ 15,891
                                                                        ---------                 --------

Stockholders' and subscribers' equity
  Common stock, par value $.01 per share; authorized
    9,000,000 shares, issued and outstanding 91,346 at
   August 31, 2000 and 92,619 at December 31, 1999                            913                      926
  Preferred stock, par value $.01 per share; authorized
    1,000 shares,  none issued and outstanding                                  -                        -
  Additional paid-in capital                                              965,606                  925,262
  Deficit accumulated during the development stage                       (228,208)                 (87,286)
                                                                        ---------                 --------
                                                                          738,311                  838,902
                                                                        ---------                 --------

                                                                        $ 782,702                 $854,793
                                                                        =========                 ========

                           Penn Mar Bancshares, Inc.
                         (A Development Stage Company)

                              Statements of Loss

-----------------------------------------------------------------------------------------------------------------------------
                                                   Eight Months           Three Months             Eleven Months
                                                      Ended                  Ended                From Inception
                                                    August 31,            December 31,             to August 31,
                                                       2000                   1999                     2000
-----------------------------------------------------------------------------------------------------------------------------
Interest and dividend revenue                       $  29,537             $      6,299             $     35,836
                                                    ---------             ------------             ------------

Expenses
  Salary and benefits                                  38,983                        -                   38,983
  Legal and consultant fees                           116,423                   88,440                  204,863
  Other operating                                      15,053                    5,145                   20,198
                                                    ---------             ------------             ------------
                                                      170,459                   93,585                  264,044
                                                    ---------             ------------             ------------

Net  loss                                           $(140,922)            $    (87,286)            $   (228,208)
                                                    =========             ============             ============

Basic and diluted loss per share                    $   (1.54)            $      (0.96)            $       2.50
                                                    =========             ============             ============

                           Penn Mar Bancshares, Inc.

                         (A Development Stage Company)

                 Statements of Changes in Stockholders' Equity

                              Eleven-Month Period
                       From Inception to August 31, 2000


                                                                       Common             Additional
                               Number of           Common              stock                paid-in
                                 shares            stock             subscribed             capital            Deficit
                               ---------         ---------        ---------------        ------------        -----------
Issuance of stock                 92,619         $     926        $             -        $    925,262        $         -

Net loss                               -                 -                      -                   -            (87,286)
                              ----------         ---------        ---------------        ------------        -----------

Balance, December 31, 1999        92,619               926                      -             925,262            (87,286)

Redemption of stock              (45,000)             (450)                     -            (396,491)                 -

Issuance of stock                 43,727               437                      -             436,835                  -

Net loss                               -                 -                      -                   -           (140,922)
                              ----------         ---------        ---------------        ------------        -----------

Balance, August 31, 2000          91,346         $     913        $             -        $    965,606        $  (228,208)
                              ==========         =========        ===============        ============        ===========

                           Penn Mar Bancshares, Inc.
                         (A Development Stage Company)

                           Statements of Cash Flows

--------------------------------------------------------------------------------------------------------------------
                                                                   Eight Months    Three Months       Eleven Months
                                                                      Ended            Ended         From Inception
                                                                    August 31,     December 31,       to August 31,
                                                                       2000            1999               2000
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Interest and dividends received                                   $   31,191       $   4,645        $     35,836
  Cash paid for operating expenses                                    (142,657)        (77,694)           (220,351)
                                                                    ----------       ---------        ------------
                                                                      (111,466)        (73,049)           (184,515)
                                                                    ----------       ---------        ------------

Cash flows from investing activities
  Cash paid for premises and equipment                                  (4,127)              -              (4,127)
  Deposits                                                             (34,650)         (4,500)            (39,150)
                                                                    ----------       ---------        ------------
                                                                       (38,777)         (4,500)            (43,277)
                                                                    ----------       ---------        ------------

Cash flows from financing activities
  Common stock sold                                                    437,272         926,188           1,363,460
  Common stock redeemed                                               (396,941)              -            (396,941)
                                                                    ----------       ---------        ------------
                                                                        40,331         926,188             966,519
                                                                    ----------       ---------        ------------

Net increase in cash and cash equivalents                             (109,912)        848,639             738,727

Cash and cash equivalents  at beginning of period                      848,639               -                   -
                                                                    ----------       ---------        ------------

Cash and cash equivalents at end of period                          $  738,727       $ 848,639        $    738,727
                                                                    ==========       =========        ============

Reconciliation of net loss to
  net cash provided by operating activities
   Net loss                                                         $ (140,922)      $ (87,286)       $   (228,208)
   Adjustments to reconcile net loss to net cash used
     in operating activities
     Deferred income taxes                                              (1,615)              -              (1,615)
     Depreciation and amortization                                         917               -                 917
     Decrease (increase)in accrued interest                              1,654          (1,654)                  -
     Increase in accounts payable and accrued expenses                  28,500          15,891              44,391
                                                                    ----------       ---------        ------------

                                                                    $ (111,466)      $ (73,049)       $   (184,515)
                                                                    ==========       =========        ============

                           Penn Mar Bancshares, Inc.
                         (A Development Stage Company)

                         Notes to Financial Statements


1.   Organization

       Penn Mar Bancshares, Inc. (the Company) was incorporated under the laws of the State of Maryland on October 7, 1999, primarily to hold all the capital stock of a proposed new bank with the name Penn Mar Community Bank (the Bank). The Bank is being organized as a Maryland state-chartered commercial bank. The Bank will engage in general commercial banking operations from its headquarters in Westminster, Maryland and anticipates that it will open for business in the second quarter of 2001.

       At the date of these financial statements, the Company has not begun operations but has raised capital through an organizational stock offering.

2.   Summary of Significant Accounting Policies

       The accounting and reporting policies in the financial statements conform to generally accepted accounting principals and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     Cash equivalents
       For purpose of reporting cash flows, cash and cash equivalents include deposit accounts and funds invested overnight.

     Premises and equipment
       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over estimated useful lives, using the straight-line method.

     Expenses of stock offering
       Fees, commissions, and other direct expenses of the stock offering are charged to the capital surplus account when incurred.

     Income taxes
       The Company incurred federal and state income taxes for the period ended December 31, 1999. The deficit accumulated during the development stage is generally available to offset the taxable income reported for the period ended December 31, 1999 and future taxable income.

       Expenses incurred during the period before business commences are deferred for income tax purposes. These expenses will be deducted over sixty months beginning with the month business commences.

                           Penn Mar Bancshares, Inc.
                         (A Development Stage Company)

                         Notes to Financial Statements
                                  (Continued)


3.   Lease Commitment

       The Company leases real estate under two noncancellable operating leases. The first lease, for land and a building to be built, commences January 1, 2001 and is for a term of seven years. This lease contains three five-year options to renew. The initial annual rent of $157,500 is adjusted each year by the increase in the consumer price index. The second lease, for land only, commences on November 15, 2000, and is for a term of one year. This lease contains an option to renew for four additional one-year terms followed by an option to renew for one seven-year term.

       Future minimum payments of noncancellable operating leases with terms exceeding one year are as follows:

                      2001             $  157,500
                      2002                157,500
                      2003                157,500
                      2004                157,500
                      2005                157,500
                      Remaining years     315,000
                                       ----------

                      Total            $1,102,500
                                       ==========

4.   Premises and Equipment

       Premises and equipment follows:



                                                  2000        1999
------------------------------------------------------------------

                    Equipment cost              $4,127       $   -
                                                ------       -----
                                                 4,127           -
                    Accumulated depreciation       917           -
                                                ------       -----

                                                $3,210       $   -
                                                ======       =====

       Depreciation expense was $917 for the eight months ended August 31, 2000.

       The Company had contracted to purchase a parcel of land in Westminster for $391,500 that will be the initial site of the bank. The Company assigned this contract to a limited liability company comprised of five of the organizing directors that will construct the building to be used by the Bank.

                           Penn Mar Bancshares, Inc.
                         (A Development Stage Company)

                         Notes to Financial Statements
                                  (Continued)


5.   Initial Stock Offering

       The Company intends to issue between 500,000 and 1,000,000 shares of common stock at $10 per share. The organizers of the Company and other entities controlled by the organizers purchased 91,346 shares of common stock in the organizational offering which included warrants to purchase one share of common stock for each share that they purchased in the organizational offering. Subject to regulatory approval, the warrants will be exercisable at a price of $10 per share on the later of the date that Penn Mar Community Bank opens for business or one year from the termination date of the initial public offering and are exercisable in whole or in part until that date which is ten years from the date of the Prospectus.

                                   EXHIBIT A
                                   ---------
                            SUBSCRIPTION AGREEMENT

     This Subscription Agreement is entered into in connection with the offer and sale (the "Offering") of up to 1,000,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of Penn Mar Bancshares, Inc., a corporation incorporated under the laws of the State of Maryland (the "Company"), for a purchase price of $10.00 per share.

                                  WITNESSETH:

1.   Purchase of Shares.  The undersigned agrees to purchase the number of
     ------------------
Shares set forth below and tenders the amount required to purchase such number of Shares by check, bank draft or money order drawn to the order of "Atlantic Central Bankers Bank, Escrow Agent for Penn Mar Bancshares, Inc."

2.   Acknowledgments.  The undersigned acknowledges and agrees that:
     ---------------

     (a) The Company has established a minimum subscription of 1,000 shares ($10,000).

     (b) The undersigned has received a copy of the Company's Prospectus dated _______________ (the "Prospectus"). By executing this Subscription Agreement, the undersigned acknowledges and agrees to all of the terms and conditions of the Offering as described in the Prospectus. This Subscription Agreement is not binding on the Company until accepted by the Company and until the Company authorizes the release of offering proceeds by the Escrow Agent. The Company reserves the right to accept or reject, in whole or in part and at its sole discretion, any Subscription Agreement. The Company shall notify the subscriber by mail of its acceptance or rejection, in whole or in part, of this Subscription Agreement.

     (c) Subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company.

     (d) The Company reserves the right to cancel accepted Subscription Agreements at any time and for any reason until the satisfaction of the conditions of the Offering.

     (e) The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the Shares.

3.   Representations and Warranties.  The undersigned represents and warrants
     ------------------------------
that he/she:

     (a) Is aware that no federal or state agency has made any finding or determination as to the fairness for public investment in, or any recommendation or endorsement of, the Shares.

     (b) Understands that the Company has no financial or operating history and that the Shares, as an investment, involve a high degree of risk, as described in the Prospectus.

     (c) Is aware that (i) there is no market for the Shares and that there can be no assurance that a market will develop and (ii) it may not be possible to liquidate his/her investment in the Shares readily.

     (d) Has adequate means of providing for his/her current needs and possible personal contingencies and has no need for liquidity in this investment.

     (e) Has carefully read the entire Prospectus, particularly the "Risk Factors" section therein.

     (f)  Is a resident of Maryland, Pennsylvania, Florida or Virginia.

     THE COMMON STOCK DOES NOT REPRESENT A DEPOSIT ACCOUNT OR OTHER OBLIGATION OF OUR PROPOSED BANKING SUBSIDIARY. THE COMMON STOCK IS NOT AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     The Shares purchased by the undersigned shall be registered as specified below. If Shares are to be issued in more than one name, please specify whether ownership is to be as tenants in common, joint tenants with right of survivorship, community property, etc. If Shares are to be held in joint ownership, all joint owners should sign this Subscription Agreement. If Shares are to be issued in the name of one person for the benefit of another, please indicate whether registration should be as trustee or custodian for such other person.

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.


Date:__________________           ____________________________________(SEAL)
                                  Signature of Subscriber


Number of Shares Subscribed For:  _________________________________

Total Subscription Price:
                                  $________________________________
($10 Per Share)

Print Name(s) in which Shares     _________________________________
Are to be Registered:             _________________________________

Address of Subscriber:            _________________________________
                                  _________________________________

Social Security or
Taxpayer Identification Number:   _________________________________

Telephone Number with Area Code:  _________________________________



                                  ACCEPTANCE

The foregoing subscription is hereby acknowledged and accepted as to _____________ shares.

Date: __________________

                                    Penn Mar Bancshares, Inc.

                                    By:_________________________________

No one has been authorized to give any information or to make any representations in connection with this offering, other than those contained in this Prospectus. You may not assume that we have authorized any other information or representations. The delivery of this Prospectus and the sale of our common stock does not mean that there has been no change in our affairs since the date of this Prospectus. This Prospectus is not an offer to sell or a solicitation of an offer to buy securities in any state where the offer or sale is not permitted.


                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
Prospectus Summary                                                     1
Risk Factors                                                           3
Penn Mar Bancshares, Inc. and
 Penn Mar Community Bank                                               7
The Offering                                                           8
Use of Proceeds                                                       11
Capitalization                                                        12
Dividend Policy                                                       12
Proposed Business of Penn Mar Bancshares, Inc.                        13
Proposed Business of Penn Mar Community Bank                          13
Management's Plan of Operation                                        19
Supervision and Regulation                                            20
Management                                                            29
Securities Ownership of Certain Beneficial Owners
and Management                                                        34
Certain Transactions                                                  35
Description of Capital Stock                                          37
Shares Eligible for Future Sale                                       41
Legal Matters                                                         41
Experts                                                               41
How to Find Additional Information                                    42
Index to Financial Statements                                        F-1
Exhibit A - Subscription Agreement                                   A-1

Until _____________________________, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                          Penn Mar Bancshares, Inc.
                                  [LOGO]
                               Common Stock

                            $10.00 Per Share


                          500,000 Shares (Minimum)
                         1,000,000 Shares (Maximum)

                           ______________________

                                PROSPECTUS
                           ______________________



                                  [Date]

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Article Seventh of the Company's Articles of Incorporation provides that Penn Mar Bancshares, Inc. shall, to the full extent permitted by the Maryland General Corporation Law, indemnify a director or officer of Penn Mar Bancshares, Inc. who is or was a party to any proceeding by reason of the fact that he is or was a director or officer of Penn Mar Bancshares, Inc.

     The Maryland General Corporation Law provides, in pertinent part, as follows:

     2-418 Indemnification of directors, officers, employees and agents.

     (a) Definitions. -- In this section the following words have the meanings indicated.

           (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

           (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

           (3)  "Expenses" include attorney's fees.

           (4)  "Official capacity" means the following:

                (i) When used with respect to a director, the office of director in the corporation; and

                (ii) When used with respect to a person other than a director as contemplated in subsection (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

                (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

           (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

           (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

     (b) (1) Permitted indemnification of director. -- A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

                (i) The act or omission of the director was material to the matter giving rise to the proceeding; and

                      1.  Was committed in bad faith; or

                      2.  Was the result of active and deliberate dishonesty; or

                (ii) The director actually received an improper personal benefit in money, property, or services; or

                (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

           (2)  (i)   Indemnification may be against judgments, penalties,
fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

                (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

           (3)  (i)   The termination of any proceeding by judgment, order, or
settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

                (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

           (4) A corporation may not indemnify a director or advance expenses under this Section for a proceeding brought by that director against the corporation, except:

                (i) For a proceeding brought to enforce indemnification under this section; or

                (ii) If the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directions of the corporation to which the corporation is a party expressly provide otherwise.

     (c) No indemnification of director liable for improper personal benefit. -- A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

     (d) Required indemnification against expenses incurred in successful defense. -- Unless limited by the charter:

           (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

           (2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

                (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

                (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

           (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

     (e) (1) Determination that indemnification is proper. -- Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

           (2)  Such determination shall be made:

                (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

                (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

                (iii) By the stockholders.

           (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

           (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

     (f) (1) Payment of expenses in advance of final disposition of action. --Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

                (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

                (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

           (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

           (3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

     (g) Validity of indemnification provision.--The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

     (h) Reimbursement of director's expenses incurred while appearing as witness.--This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

     (i) Director's service to employee benefit plan.--For purposes of this section:

           (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

           (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

           (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     (j)   Officer, employee or agent. -- Unless limited by the charter:

           (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

           (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

           (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

     (k) (1) Insurance or similar protection. -- A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

           (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

           (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

           (l) Report of indemnification to stockholders.--Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:


SEC Registration Fee                                      $  2,640
*Blue Sky Filing Fees and Expenses
          (Including counsel fees)                        $  4,438
*Legal Fees
*Broker-dealer Fees and Expenses
*Printing and Engraving
          (Including Edgar filing expenses)
*Accounting Fees and Expenses
*Other Expenses (including $1,000 escrow
          agent fee)
          *TOTAL                                          $250,000


*To be provided by amendment

Item 26.  Recent Sales of Unregistered Securities.

     From October 20, 1999 to June 30, 2000, Penn Mar Bancshares, Inc. sold an aggregate of 136,346 shares of its common stock to the organizers of Penn Mar Bancshares, Inc. and Penn Mar Community Bank and certain other accredited investors. The price per share was $10.00 for an aggregate purchase price of $1,363,460. Between March 28, 2000 and June 14, 2000, Penn Mar Bancshares, Inc. redeemed 45,000 shares of common stock for an aggregate redemption price of $396,941. Therefore, the gross proceeds from the organizational offering were $966,519. There were no underwriting discounts or commissions paid with respect to these transactions. All sales were exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

Item 27.  Exhibits.

3.1  Articles of Incorporation of Penn Mar Bancshares, Inc.
3.2  Bylaws of Penn Mar Bancshares, Inc.
4.1 Rights of Holders of Common Stock (as contained in the Articles of Incorporation included herein as Exhibit 3.1)
4.2  Form of Common Stock Certificate
4.3  Form of Warrant
*5.1 Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to
     legality of Common Stock
10.1 Form of Amended and Restated Employment Agreement between Penn Mar Bancshares, Inc. and Kevin P. Huffman

 10.2 Form of Employment Agreement between Penn Mar Community Bank and Kevin P. Huffman
 10.3 Form of Employment Agreement between Penn Mar Bancshares, Inc. and Daniel
      E. Dutterer
 10.4 Form of Employment Agreement between Penn Mar Community Bank and Daniel E. Dutterer
 10.5 Office Lease Agreement dated November 8, 2000 between Penn Mar Bancshares, Inc. and 309 Woodward, LLC
 10.6 Office Lease Agreement dated November 28, 2000 between Penn Mar Bancshares, Inc. and Riverside Property Development, LLC
*23.1 Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation
      (contained in their opinion included herein as Exhibit 5.1)
 23.2 Consent of Rowles & Company
 24   Power of Attorney (contained herein on page II-8)
 27   Financial Data Schedules
 99.1 Form of Subscription Agreement (contained herein on page A-1)
 99.2 Form of Escrow Agreement between Penn Mar Bancshares, Inc. and Atlantic Central Bankers Bank

*    To be filed by amendment.

Item 28.  Undertakings.

     The Registrant hereby undertakes that it will:

     (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

     (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Baltimore, Maryland on December 13, 2000.

                              Penn Mar Bancshares, Inc.

                              By:  /s/ J. Geoffrey Sturgill, Jr.
                                   ------------------------------
                                     J. Geoffrey Sturgill, Jr.
                                     President and Chairman


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Geoffrey Sturgill, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form SB-2 of Penn Mar Bancshares, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



          Name                     Position                          Date
          ----                     --------                          ----

/s/ J. Geoffrey Sturgill, Jr.      Director, President and    December 13, 2000
-----------------------------      Chairman (Principal
J. Geoffrey Sturgill, Jr.          Executive Officer)

          Name                     Position                          Date
          ----                     --------                          ----

/s/ Kevin P. Huffman               Director, Vice President   December 13, 2000
--------------------               and Secretary
Kevin P. Huffman

/s/ Richard W. Geisendaffer        Director                   December 13, 2000
---------------------------
Richard W. Geisendaffer

/s/ Ronald Krablin, M.D.           Director                   December 13, 2000
------------------------
Ronald Krablin, M.D.

/s/ Vishnampet S. Jayanthinathan   Director                   December 13, 2000
--------------------------------
Vishnampet S. Jayanthinathan

/s/  Jeffrey I. Hurwitz            Director                   December 13, 2000
-----------------------
Jeffrey I. Hurwitz

/s/ Daniel E. Dutterer             Director and Treasurer     December 13, 2000
----------------------             (Principal Accounting and
Daniel E. Dutterer                 Financial Officer)

/s/ Kevin E. Dayhoff               Director                   December 13, 2000
--------------------
Kevin E. Dayhoff

                                 EXHIBIT INDEX

  3.1 Articles of Incorporation of Penn Mar Bancshares, Inc.
  3.2 Bylaws of Penn Mar Bancshares, Inc.
  4.1 Rights of Holders of Common Stock (as contained in the Articles of Incorporation included herein as Exhibit 3.1)
  4.2 Form of Common Stock Certificate
  4.3 Form of Warrant
 *5.1 Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as
      to legality of Common Stock
 10.1 Form of Amended and Restated Employment Agreement between Penn Mar Bancshares, Inc. and Kevin P. Huffman
 10.2 Form of Employment Agreement between Penn Mar Community Bank and Kevin P. Huffman
 10.3 Form of Employment Agreement between Penn Mar Bancshares, Inc. and Daniel
      E. Dutterer
 10.4 Form of Employment Agreement between Penn Mar Community Bank and Daniel E. Dutterer
 10.5 Office Lease Agreement dated November 8, 2000 between Penn Mar Bancshares, Inc. and 309 Woodward, LLC
 10.6 Office Lease Agreement dated November 28, 2000 between Penn Mar Bancshares, Inc. and Riverside Property Development, LLC

*23.1 Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation
      (contained in their opinion included herein as Exhibit 5.1)
 23.2 Consent of Rowles & Company
 24   Power of Attorney (contained herein on page II-8)
 27   Financial Data Schedule
 99.1 Form of Subscription Agreement (contained herein on page A-1)
 99.2 Form of Escrow Agreement between Penn Mar Bancshares, Inc. and Atlantic Central Bankers Bank

*To be filed by amendment.